Exhibit 2.1


                                                                  EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          THERMO ELECTRON CORPORATION,

                           TRUMPET MERGER CORPORATION

                                       AND

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                             DATED AS OF MAY 7, 2006


                                        AGREEMENT AND PLAN OF MERGER

                                              TABLE OF CONTENTS


                                                                                                       Page
                                                                                                       ----

                                    ARTICLE I

                                   THE MERGER

SECTION 1.1.           The Merger..................................................................      2
SECTION 1.2.           Closing.....................................................................      2
SECTION 1.3.           Effective Time..............................................................      2
SECTION 1.4.           Effects of the Merger.......................................................      2
SECTION 1.5.           Organizational Documents of the Surviving Corporation.......................      2
SECTION 1.6            Directors and Officers of the Surviving Corporation.........................      2
SECTION 1.7.           Governance..................................................................      3
SECTION 1.8.           Directors of Thermo Electron at the Effective Time..........................      3


                                   ARTICLE II

                 EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

SECTION 2.1.           Effect on Capital Stock.....................................................      4
SECTION 2.2.           Exchange of Shares and Certificates.........................................      5


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.1.           Representations and Warranties of Fisher....................................      8
SECTION 3.2.           Representations and Warranties of Thermo Electron and Merger Sub............     31

                                                    -i-

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1.           Conduct of Business.........................................................     55
SECTION 4.2.           No Solicitation.............................................................     59


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

SECTION 5.1.           Preparation of SEC Documents; Stockholders' Meetings........................     61
SECTION 5.2.           Accountant's Letters........................................................     63
SECTION 5.3.           Access to Information; Confidentiality......................................     63
SECTION 5.4.           Reasonable Best Efforts.....................................................     64
SECTION 5.5.           Indemnification and Insurance...............................................     66
SECTION 5.6.           Fees and Expenses...........................................................     67
SECTION 5.7.           Public Announcements........................................................     67
SECTION 5.8.           Listing.....................................................................     67
SECTION 5.9.           Tax-Free Reorganization Treatment...........................................     67
SECTION 5.10.          Conveyance Taxes............................................................     67
SECTION 5.11.          Equity Awards and Employee Benefits.........................................     68
SECTION 5.12.          Honoring of Collective Bargaining Agreements; Represented Employees.........     71
SECTION 5.13.          Affiliates..................................................................     71
SECTION 5.14.          Notification of Certain Matters.............................................     72
SECTION 5.15.          Section 16 Matters..........................................................     72
SECTION 5.16.          State Takeover Laws.........................................................     72
SECTION 5.17.          Reservation of Thermo Electron Common Stock.................................     73


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

SECTION 6.1.           Conditions to Each Party's Obligation to Effect the Merger..................     73
SECTION 6.2.           Conditions to Obligations of Fisher.........................................     74
SECTION 6.3.           Conditions to Obligations of Thermo Electron and Merger Sub.................     75

                                                    -ii-

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1.           Termination.................................................................     75
SECTION 7.2.           Effect of Termination and Payment...........................................     77
SECTION 7.3.           Amendment...................................................................     78
SECTION 7.4.           Extension; Waiver...........................................................     79


                                  ARTICLE VIII

                               GENERAL PROVISIONS

SECTION 8.1.           Nonsurvival of Representations and Warranties...............................     79
SECTION 8.2.           Notices.....................................................................     79
SECTION 8.3.           Definitions.................................................................     80
SECTION 8.4.           Terms Defined Elsewhere.....................................................     83
SECTION 8.5.           Interpretation..............................................................     86
SECTION 8.6.           Counterparts................................................................     87
SECTION 8.7.           Entire Agreement; No Third-Party Beneficiaries..............................     87
SECTION 8.8.           Governing Law...............................................................     87
SECTION 8.9.           Assignment..................................................................     87
SECTION 8.10.          Consent to Jurisdiction.....................................................     87
SECTION 8.11.          Headings, etc...............................................................     87
SECTION 8.12.          Severability................................................................     87
SECTION 8.13.          Failure or Indulgence Not Waiver; Remedies Cumulative.......................     88
SECTION 8.14.          Waiver of Jury Trial........................................................     88
SECTION 8.15.          Specific Performance........................................................     88


Exhibit 1.7(a)         Amendment to By-Laws of Thermo Electron
Exhibit 1.8            Members of the Board of Directors of Thermo Electron and its Committees
Exhibit 5.13           Form of Affiliate Letter Agreement

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of May 7, 2006, by and among THERMO ELECTRON CORPORATION, a Delaware corporation ("Thermo Electron"), TRUMPET MERGER CORPORATION, a Delaware corporation and a direct wholly-owned subsidiary of Thermo Electron ("Merger Sub") and FISHER SCIENTIFIC INTERNATIONAL INC., a Delaware corporation ("Fisher").

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of Thermo Electron, Merger Sub and Fisher have deemed it advisable and fair to and in the best interests of their respective corporations and their respective stockholders, that Thermo Electron and Fisher engage in a business combination in order to advance their respective long-term strategic business interests; and

         WHEREAS, in furtherance thereof, the respective Boards of Directors of Thermo Electron, Merger Sub and Fisher have approved this Agreement and the merger of Merger Sub with and into Fisher with Fisher continuing as the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Act (the "DGCL"); and

         WHEREAS, the Board of Directors of Fisher has determined that this Agreement and the transactions contemplated hereby are in the best interests of Fisher and its stockholders and has determined to recommend to its stockholders approval and adoption of this Agreement and the Merger (the "Fisher Stockholder Approval"); and

         WHEREAS, the Board of Directors of Thermo Electron has approved, and has determined to recommend to its stockholders (together with the recommendation of the Board of Directors of Fisher, the "Recommendations") approval of, the issuance of shares of Thermo Electron Common Stock (as defined in Section 2.1(a)) and the Charter Amendment (as defined in Section 3.2(c)(i)) in connection with the Merger (the "Thermo Electron Stockholder Approval"); and

         WHEREAS, Thermo Electron, as the sole stockholder of Merger Sub, has approved this Agreement and the Merger; and

         WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be, and is hereby adopted as, a plan of reorganization within the meaning of Sections 354 and 361 of the Code; and

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Fisher, the separate corporate existence of Merger Sub shall cease and Fisher shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all the property, rights, privileges, powers and franchises of Merger Sub in accordance with the DGCL.

         SECTION 1.2. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date."

         SECTION 1.3. Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Thermo Electron and Fisher shall agree and specify in the Certificate of Merger, which date shall be not more than 90 days after the date the Certificate of Merger is received for filing. The time at which the Merger becomes effective is referred to herein as the "Effective Time."

         SECTION 1.4. Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

         SECTION 1.5. Organizational Documents of the Surviving Corporation. The Fisher Charter (as defined in Section 3.1(a)(ii)), as in effect immediately prior to the Effective Time, shall thereafter be the certificate of incorporation of the Surviving Corporation, until amended in accordance with Applicable Laws (as defined in Section 3.1(g)(ii)) and as provided in such certificate of incorporation. The Fisher By-Laws (as defined in Section 3.1(a)(ii)), as in effect immediately prior to the Effective Time, shall thereafter be the bylaws of the Surviving Corporation, until amended in accordance with Applicable Laws and as provided in such bylaws.

         SECTION 1.6. Directors and Officers of the Surviving Corporation. The directors of Merger Sub shall, from and after the Effective Time, become the initial directors of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and Applicable Laws. The officers of Merger Sub shall, from and after the Effective Time, become the initial officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

         SECTION 1.7. Governance. Subject to the Thermo Electron Stockholder Approval, the Thermo Electron Charter (as defined in Section 3.2(a)(ii)) as in effect immediately prior to the Effective Time, as amended pursuant to the Charter Amendment, shall thereafter be the certificate of incorporation of Thermo Electron, until amended in accordance with Applicable Laws and as provided in such certificate of incorporation. Prior to the Effective Time, Thermo Electron shall take all actions necessary to adopt the amendment to the Thermo Electron By-Laws (as defined in Section 3.2(a)(ii)), provided for in
Exhibit 1.7(a) hereof, and to effect the requirements and adopt the resolutions referenced therein.

               (a) On or prior to the Effective Time, the Board of Directors of Thermo Electron shall cause the number of directors that will comprise the full Board of Directors of Thermo Electron at the Effective Time to be eight. The members of the Board of Directors and the composition of the committees of the Board of Directors of Thermo Electron (as specified in Exhibit 1.8) at the Effective Time shall be as provided in Section 1.8 of this Agreement.

               (b) In accordance with, and to the extent provided in, the Thermo Electron By-Laws (as amended as provided in Exhibit 1.7(a)), (i) effective as of the Effective Time, Mr. Dekkers shall continue to serve as President and Chief Executive Officer of Thermo Electron, and (ii) Mr. Meister shall become non-executive Chairman of the Board of Directors of Thermo Electron.

               (c) The headquarters of Thermo Electron will be located in Waltham, Massachusetts; provided that, for at least three years after the Effective Time, Thermo Electron shall maintain the current offices of Fisher in its current facility in Hampton, New Hampshire.

               (d) Immediately following the Effective Time, as set forth in the Charter Amendment, Thermo Electron will change its name to Thermo Fisher Scientific Inc.

         SECTION 1.8. Directors of Thermo Electron at the Effective Time. As of the Effective Time, and continuing for a period of at least three years following the Effective Time: (i) the ratio of Continuing Thermo Electron Directors to Continuing Fisher Directors (each as defined in this Section 1.8) serving on the Board of Directors of Thermo Electron shall be maintained at five-to-three; (ii) all vacancies on the Board of Directors of Thermo Electron created by the cessation of service of a Continuing Thermo Electron Director for any reason shall be filled by a nominee proposed to the Nominating and Corporate Governance Committee of the Board of Directors of Thermo Electron by a majority of the remaining Continuing Thermo Electron Directors; and (iii) all vacancies on the Board of Directors of Thermo Electron created by the cessation of service of a Continuing Fisher Director for any reason shall be filled by a nominee proposed to the Nominating and Corporate Governance Committee of the Board of

Directors of Thermo Electron by a majority of the remaining Continuing Fisher Directors. The terms "Continuing Thermo Electron Directors" and "Continuing Fisher Directors" shall for purposes of this Section 1.8 mean, respectively, the directors of Thermo Electron or Fisher, as the case may be, who were selected to be directors of Thermo Electron as of the Effective Time pursuant to Section 1.7(a), and any other directors of Thermo Electron who take office after the Effective Time who are nominated, or proposed to the Nominating and Corporate Governance Committee of the Board of Directors of Thermo Electron, by a majority of the Continuing Thermo Electron Directors or the Continuing Fisher Directors, as the case may be. Until the third anniversary of the Effective Time, any amendments to the Thermo Electron By-Law provisions relating to the foregoing terms of this Section 1.8 shall require the affirmative vote of at least 75% of the full Board of Directors of Thermo Electron.

                                   ARTICLE II

                 EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

         SECTION 2.1. Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Thermo Electron, Merger Sub, Fisher or the holders of any shares of common stock, par value $0.01 per share, of Fisher ("Fisher Common Stock"):

               (a) Conversion of Fisher Common Stock. Subject to Sections 2.1(f) and 2.1(g), each share of Fisher Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Fisher Common Stock to be canceled pursuant to Section 2.1(c), shall be automatically converted into and become the right to receive 2.0 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, par value $1.00 per share ("Thermo Electron Common Stock"), of Thermo Electron (the "Merger Consideration"). As a result of the Merger, at the Effective Time, each holder of a Certificate (as defined in Section 2.2(b)) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of the shares of Fisher Common Stock represented by such Certificate immediately prior to the Effective Time, any cash in lieu of fractional shares payable pursuant to
Section 2.1(f) and any dividends or other distributions payable pursuant to
Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 2.2(i)).

               (b) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

               (c) Cancellation of Shares. Each share of Fisher Common Stock owned by Thermo Electron, Merger Sub or Fisher immediately prior to the Effective Time shall automatically be extinguished without any conversion, and no consideration shall be delivered in respect thereof.

               (d) Fisher Options, Stock Unit Awards and Employee Stock Purchase Plans. At the Effective Time, (i) subject to and in accordance with Section 5.11(a), all options to purchase Fisher Common Stock (each, a "Fisher Option") and all restricted stock units and rights to receive shares of Fisher Common Stock or an amount in cash measured by the value of a number of shares of Fisher Common Stock (each, a "Fisher Stock Unit Awards"), in each case, issued and outstanding at the Effective Time under a Fisher Stock Plan or a Fisher Deferred Compensation Plan (each as defined in Section 3.1(b)(i)), shall be assumed by Thermo Electron and (ii) all rights outstanding under Fisher's Employee Stock Purchase Plan, as approved by the Fisher stockholders on May 5, 2006 (the "Fisher Purchase Plan"), shall be treated as set forth in Section 5.11(b).

               (e) Conversion of Debt. The Fisher Convertible Debentures (as defined in Section 3.1(b)(i)) shall remain outstanding as debentures of Fisher, however in lieu of being convertible into shares of Fisher Common Stock, following the Effective Time, the Fisher Convertible Debentures shall become convertible into Thermo Electron Common Stock at a conversion ratio equal to the conversion ratio in effect immediately prior to the Effective Time multiplied by the Exchange Ratio and Thermo Electron shall agree to guarantee the payment of, or become a co-obligor on, said debentures.

               (f) Fractional Shares. No fraction of a share of Thermo Electron Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Fisher Common Stock who would otherwise be entitled to a fraction of a share of Thermo Electron Common Stock (after aggregating all shares of Thermo Electron Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate or Certificates, receive from Thermo Electron an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) the fractional share interest (after aggregating all shares of Thermo Electron Common Stock that would otherwise be received by such holder) which such holder would otherwise receive, multiplied by (ii) the closing price of one share of Thermo Electron Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Tape ending on the trading day one day prior to the Effective Time.

               (g) Adjustments to Exchange Ratio. The Exchange Ratio and the Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Thermo Electron Common Stock or Fisher Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Thermo Electron Common Stock or Fisher Common Stock having a record date occurring on or after the date hereof and prior to the Effective Time.

         SECTION 2.2. Exchange of Shares and Certificates.

               (a) Exchange Agent. At or prior to the Effective Time, Thermo Electron shall engage an institution reasonably satisfactory to Fisher (and Thermo Electron's transfer agent shall be deemed satisfactory to Fisher) to act as exchange agent in connection with the Merger (the "Exchange Agent"), pursuant to an agreement reasonably satisfactory to Fisher. At the Effective Time, Thermo Electron shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Fisher Common Stock immediately prior to the Effective

Time, certificates representing the shares of Thermo Electron Common Stock issuable pursuant to Section 2.1(a). In addition, Thermo Electron shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(f) and any dividends or distributions to which holders of shares of Fisher Common Stock may be entitled pursuant to Section 2.2(c). All cash and certificates representing shares of Thermo Electron Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

               (b) Exchange Procedures. Promptly after the Effective Time, and in any event within 10 business days after the Effective Time, Thermo Electron shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Fisher Common Stock (the "Certificates"), which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Thermo Electron and Fisher) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of Thermo Electron Common Stock, cash in lieu of any fractional shares pursuant to
Section 2.1(f) and any dividends or other distributions payable pursuant to
Section 2.2(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Thermo Electron Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 (which shall be in uncertificated book entry form unless a physical certificate is requested), payment by cash or check in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(f) and any dividends or distributions payable pursuant to Section 2.2(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Fisher Common Stock which is not registered in the transfer records of Fisher, a certificate representing the proper number of shares of Thermo Electron Common Stock may be issued to a Person (as defined in Section 8.3(l)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes (as defined in Section 3.1(j)(xi)) required by reason of the issuance of shares of Thermo Electron Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Thermo Electron that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(f) or Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(f) or Section 2.2(c).

               (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Thermo Electron Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Thermo Electron Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(f) hereof, until such Certificate has been surrendered in accordance with this Article II. Subject to Applicable Laws, following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Thermo Electron Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of Thermo Electron Common Stock to which such holder is entitled pursuant to Section 2.1(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Thermo Electron Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Thermo Electron Common Stock.

               (d) No Further Ownership Rights in Fisher Common Stock. All shares of Thermo Electron Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(f) or Section 2.2(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the shares of Fisher Common Stock previously represented by such Certificates. After the Effective Time, the stock transfer books of Fisher shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Fisher Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
Article II.

               (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates one year after the Effective Time shall be delivered to Thermo Electron, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Thermo Electron for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Thermo Electron Common Stock pursuant to Section 2.1(f) and any dividends or distributions pursuant to Section 2.2(c).

               (f) No Liability. None of Thermo Electron, Merger Sub, Fisher or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of Thermo Electron Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any shares of Thermo Electron Common Stock, any cash in lieu of fractional shares of Thermo Electron Common Stock or any dividends or distributions with respect to Thermo Electron Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(c)(v)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

               (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Thermo Electron on a daily basis, provided, that no such investment or loss thereon shall affect the amounts payable to former stockholders of Fisher after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to Thermo Electron.

               (h) Withholding Rights. Thermo Electron and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Fisher Common Stock immediately prior to the Effective Time such amounts as Thermo Electron or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign Tax law. To the extent that amounts are so withheld by Thermo Electron or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

               (i) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Thermo Electron Common Stock as may be required pursuant to Section 2.1(a), cash for fractional shares pursuant to Section 2.1(f) and any dividends or distributions payable pursuant to Section 2.2(c); provided, however, that Thermo Electron may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Thermo Electron, or a bond in such sum as Thermo Electron may reasonably direct as indemnity, against any claim that may be made against Thermo Electron or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1. Representations and Warranties of Fisher. Except as set forth in the disclosure schedule dated as of the date of this Agreement and executed and delivered by Fisher to Thermo Electron concurrently with or prior to the execution and delivery by Fisher of this Agreement (the "Fisher Disclosure Schedule"), Fisher represents and warrants to Thermo Electron and Merger Sub as set forth in this Section 3.1. Each disclosure set forth in the Fisher Disclosure Schedule, and any other information included in the Fisher Disclosure Schedule, is identified by reference to, or has been grouped under a heading referring to, a specific individual subsection of this Agreement and shall be deemed to be disclosed solely for purposes of, and shall qualify and be treated as an exception to, such subsection, except to the extent that disclosure in one subsection of the Fisher Disclosure Schedule is specifically referred to in another subsection of the Fisher Disclosure Schedule by appropriate cross-reference and except to the extent that the relevance of a disclosure in one subsection of the Fisher Disclosure Schedule to another subsection of the Fisher Disclosure Schedule is reasonably apparent. The parties hereby agree that no reference to or disclosure of any item or other matter in the Fisher Disclosure Schedule shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Fisher Disclosure Schedule or (3) any breach or violation of Applicable Laws or any Contract (as defined in Section 8.3(c)) exists or has actually occurred.

               (a) Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

                   (i) Organization, Standing and Corporate Power. Fisher and each of its Subsidiaries (as defined in Section 8.3(m)) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized and has the requisite corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as currently conducted, except for those jurisdictions in which the failure to have such power, authority or government approvals and to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(i)) on Fisher and its Subsidiaries, taken as a whole. Each of Fisher and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole.

                   (ii) Charter Documents. Fisher has delivered or made available to Thermo Electron prior to the execution of this Agreement complete and correct copies of (A) the Amended and Restated Certificate of Incorporation of Fisher (including any certificates of designation), as amended and currently in effect (the "Fisher Charter"), and the By-Laws of Fisher, as amended and currently in effect (the "Fisher By-Laws," and, together with the Fisher Charter, the "Fisher Organizational Documents") and (B) the articles or certificate of incorporation and By-Laws or like organizational documents of each of the Fisher Material Subsidiaries (as defined in Section 3.1(a)(iii)), as amended and currently in effect (collectively, the "Fisher Subsidiary Organizational Documents"), and each such instrument is in full force and effect. Fisher is not in material violation of the Fisher Organizational Documents and no Fisher Material Subsidiary is in material violation of its Fisher Subsidiary Organizational Documents.

                   (iii) Subsidiaries. Section 3.1(a)(iii) of the Fisher Disclosure Schedule lists all the Subsidiaries of Fisher which, as of the date of this Agreement, have annual gross revenues in excess of $200,000,000 (the "Fisher Material Subsidiaries").

      Except as set forth in Section 3.1(a)(iii) of the Fisher Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each Fisher Material Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Fisher, free and clear of all mortgages, pledges, claims, restrictions, infringements, liens, charges, encumbrances and security interests and claims of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including preemptive rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

               (b) Capital Structure.

                   (i) The authorized capital stock of Fisher consists of 500,000,000 shares of Fisher Common Stock and 15,000,000 shares of preferred stock, par value $0.01 per share ("Fisher Preferred Stock"). At the close of business on May 1, 2006, (A) 124,403,412 shares of Fisher Common Stock were issued and outstanding; (B) 254,975 shares of Fisher Common Stock were held by Fisher in its treasury; (C) no shares of Fisher Preferred Stock were issued and outstanding; (D) warrants to purchase 1,653,585 shares of Fisher Common Stock were issued and outstanding; (E) 16,255,956 shares of Fisher Common Stock were reserved for issuance upon conversion of Fisher's (1) 2.50% Convertible Senior Notes due 2023, (2) Floating Rate Convertible Senior Debentures due 2033 and (3) 3.25% Convertible Senior Subordinated Notes due 2024 (together, the "Fisher Convertible Debentures"); (F) 10,530,422 shares of Fisher Common Stock were reserved for issuance in respect of outstanding Fisher Options pursuant to the Fisher stock plans listed in Section 3.1(b)(i) of the Fisher Disclosure Schedule (which list includes the total aggregate number of options authorized for issuance under such plans) (the "Fisher Stock Plans"); and (G) 989,130 shares of Fisher Common Stock were reserved for issuance in respect of outstanding Fisher Stock Unit Awards pursuant to the Fisher Stock Plans and the Fisher deferred compensation plans listed in Section 3.1(b)(i) of the Fisher Disclosure Schedule (the "Fisher Deferred Compensation Plans"), complete and correct copies of which, in each case as amended, have been filed as exhibits to the Fisher SEC Documents (as defined in Section 3.1(d)(i)) prior to the date of this Agreement or made available to Thermo Electron. Each outstanding share of capital stock of Fisher is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

                   (ii) All shares of Fisher Common Stock subject to issuance under the Fisher Stock Plans, the Fisher Deferred Compensation Plans and the Fisher Purchase Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

                   (iii) No bonds, debentures, notes or other evidences of indebtedness having the right to vote on any matters on which stockholders of Fisher may vote ("Voting Debt") are issued or outstanding as of the date hereof.

                   (iv) As of May 1, 2006, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Fisher or any of its Subsidiaries is a party or by which any of them is bound obligating Fisher or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Fisher or any of its Subsidiaries, or obligating Fisher or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Fisher Common Stock, all outstanding Fisher Options and Fisher Stock Unit Awards and all outstanding shares of capital stock of each Subsidiary of Fisher have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other Applicable Laws and (B) all requirements set forth in applicable material Contracts.

                   (v) Since December 31, 2005, and through the date hereof, other than (A) issuances of Fisher Common Stock pursuant to the exercise of Fisher Options and the settlement of Fisher Stock Unit Awards granted under Fisher Stock Plans or Fisher Deferred Compensation Plans, (B) repurchases of Fisher Common Stock from employees of Fisher following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (C) issuances of Fisher Common Stock (consisting of newly-issued shares or shares in treasury) as contributions of Fisher Common Stock to defined contribution plans sponsored by Fisher and (D) grants of Fisher Options and Fisher Stock Unit Awards under Fisher Stock Plans and Fisher Deferred Compensation Awards, there has been no increase in (1) the outstanding capital stock of Fisher, (2) the number of Fisher Options and Fisher Stock Unit Awards outstanding or (3) the number of other options, warrants or other rights to purchase Fisher capital stock.

                   (vi) Neither Fisher nor any of its Subsidiaries is a party to any currently effective agreement (A) restricting the purchase or transfer of, (B) relating to the voting of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring registration of or (E) granting any preemptive or antidilutive rights with respect to any capital stock of Fisher or any of its Subsidiaries or any securities of the type referred to in Section 3.1(b)(iv) hereof.

                   (vii) Other than in Subsidiaries of Fisher, as of the date hereof, neither Fisher nor its Subsidiaries directly or indirectly beneficially owns any securities or other beneficial ownership interests in any other entity except for non-controlling investments in entities with an individual book value of less than $5,000,000 and which are not individually or in the aggregate material to Fisher and its Subsidiaries, taken as a whole. There are no outstanding contractual obligations of Fisher or any of its Subsidiaries to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any Subsidiary of Fisher or any other Person, other than guarantees by Fisher of any indebtedness or other obligations of any wholly-owned Subsidiary of Fisher and other than loans made in the ordinary course consistent with past practice to employees of Fisher and its Subsidiaries.

                   (viii) Neither Fisher nor any of its Subsidiaries owns any shares of capital stock of Thermo Electron or any of its Subsidiaries.

               (c) Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

                   (i) Authority. Fisher has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Fisher, and the consummation by Fisher of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Fisher, and no other corporate proceedings on the part of Fisher and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to approval of this Agreement and the Merger, the Fisher Stockholder Approval (as defined in Section 3.1(c)(iii)). This Agreement has been duly executed and delivered by Fisher. Assuming the due authorization, execution and delivery of this Agreement by Thermo Electron and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of Fisher enforceable against Fisher in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                   (ii) Board Approval. The Board of Directors of Fisher has (A) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Fisher and its stockholders, (B) duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified,
      (C) resolved to recommend this Agreement and the Merger to its stockholders for approval, and (D) subject to Section 5.1(b) directed that this Agreement, the Merger and the transactions contemplated thereby be submitted to Fisher's stockholders for consideration and adoption at a duly held meeting of such stockholders in accordance with this Agreement.

                   (iii) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Fisher Common Stock entitled to vote is the only vote of the holders of any class or series of Fisher capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby.

                   (iv) No Conflict. Except as set forth in Section 3.1(c)(iv) of the Fisher Disclosure Schedule, the execution and delivery of this Agreement by Fisher do not, and the consummation by Fisher of the transactions contemplated hereby and compliance by Fisher with the provisions of this Agreement will not, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Fisher or any of its Subsidiaries or any restriction on the conduct of Fisher's business or operations under, (A) the Fisher Organizational Documents or the Fisher Subsidiary Organizational Documents, (B) any Contract to which Fisher or any Fisher Subsidiary is a party or

      Fisher Permit (as defined in Section 3.1(g)(i)) or (C) subject to the governmental filings and other matters referred to in Section 3.1(c)(v), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Fisher or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole.

                   (v) Required Filings or Consents. No consent, approval, order or authorization or permit of, action by or in respect of, registration, declaration or filing with, or notification to, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a "Governmental Entity") or any other Person is required to be made, obtained, performed or given to or with respect to Fisher or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Fisher or the consummation by Fisher of the transactions contemplated hereby, except for:

                       (A) the filing of a pre-merger notification and report
            form by Fisher under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), all required notifications and filings under Council Regulation (EC) 139/2004 of the European Community, as amended (the "ECMR") and any other applicable filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction;

                       (B) the filing with the Securities and Exchange
            Commission (the "SEC") of:

                           (1) a proxy statement relating to the Fisher
               Stockholders' Meeting (as defined in Section 5.1(b)) (such proxy statement, together with the proxy statement relating to the Thermo Electron Stockholders' Meeting (as defined in Section 5.1(b), in each case as amended or supplemented from time to time, the "Joint Proxy Statement");

                           (2) such reports and filings under Section 13(a),
               13(d), 14(a), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby;

                       (C) the filing of the Certificate of Merger with the
            Secretary of State of the State of Delaware and appropriate documents with the NYSE and the relevant authorities of other states in which Fisher is qualified to do business and such filings as may be necessary in accordance with state securities or other "blue sky" laws;

                       (D) the Fisher Stockholder Approval;

                       (E) the consents, approvals, orders or authorizations set
            forth in Section 3.1(c)(v)(E) of the Fisher Disclosure Schedule; and

                       (F) other such consents, approvals, orders or
            authorizations, the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole.

               (d) SEC Documents; Financial Statements.

                   (i) Fisher has filed with the SEC all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) presently required to be so filed by Fisher since January 1, 2004 (excluding the Joint Proxy Statement, the "Fisher SEC Documents"). As of their respective dates, the Fisher SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, to the extent in effect, the Sarbanes-Oxley Act of 2002 ("SOX") and the rules and regulations of the SEC promulgated thereunder applicable to such Fisher SEC Documents, and none of the Fisher SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Fisher SEC Document filed with the SEC prior to the date hereof. No Subsidiary of Fisher is subject to the periodic reporting requirements of the Exchange Act.

                   (ii) Each of the principal executive officer of Fisher and the principal financial officer of Fisher (or each former principal executive officer of Fisher and each former principal financial officer of Fisher, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Fisher SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX. Neither Fisher nor any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of
      Section 402 of SOX.

                   (iii) The financial statements of Fisher included in the Fisher SEC Documents, including each Fisher SEC Document filed after the date hereof until the Effective Time, comply, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or other applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Fisher and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material). The financial books and records of Fisher and its Subsidiaries, taken as a whole, are true and correct in all material respects.

                   (iv) Except as reflected or reserved against in the balance sheet of Fisher, dated December 31, 2005, included in the Form 10-K filed by Fisher with the SEC on February 21, 2006 (including the notes thereto, the "Fisher Balance Sheet") and except as set forth in Section 3.1(d)(iv) of the Fisher Disclosure Schedule, neither Fisher nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) nor, to the Knowledge (as defined in Section 8.3(h)) of Fisher, does any basis exist therefor, other than liabilities or obligations that (A) were incurred since January 1, 2006 in the ordinary course of business consistent with past practice and individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole, (B) individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole or (C) were incurred pursuant to this Agreement or the transactions contemplated hereby.

                   (v) Neither Fisher nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including without limitation any contract or arrangement relating to any transaction or relationship between or among Fisher and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate (as defined in Section 8.3(a)), including without limitation any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Fisher or any of its Subsidiaries in Fisher's or such Subsidiary's published financial statements or other Fisher SEC Documents.

                   (vi) No "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) filed as an exhibit to the Fisher Form 10-K has been amended or modified, except for amendments or modifications which have been filed as an exhibit to a subsequently dated Fisher SEC Document or are not required to be filed with the SEC.

               (e) Information Supplied. None of the information supplied or to be supplied by or on behalf of Fisher for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Thermo Electron in connection with the issuance of Thermo Electron Common Stock in the Merger (including any amendments or supplements, the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Fisher's stockholders or at the time of the Fisher Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Fisher with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied by or on behalf of Fisher.

               (f) Absence of Certain Changes or Events.

                   (i) Since January 1, 2006 through the date hereof, except as and to the extent disclosed in the Fisher SEC Documents filed prior to the date of this Agreement and except for liabilities incurred pursuant to this Agreement or the transactions contemplated hereby:

                       (A) Fisher and its Subsidiaries have conducted their
            business only in the ordinary course consistent with past practice;

                       (B) there has not been any split, combination or
            reclassification of any of Fisher's capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of or in substitution for, shares of Fisher's capital stock;

                       (C) except as required by a change in GAAP, there has not
            been any change in accounting methods, principles or practices by Fisher; and

                       (D) there has not been any action taken by Fisher or any
            of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(a), other than actions in connection with entering into this Agreement.

                   (ii) Since January 1, 2006 through the date hereof, there have not been any changes, circumstances or events that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole.

               (g) Compliance with Applicable Laws; Permits; Litigation.

                   (i) Fisher, its Subsidiaries and employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA"), and the regulations of the U.S. Food and Drug Administration (the "FDA") promulgated thereunder) and third Persons which are required for Fisher and its Subsidiaries to own, lease and operate its properties and other assets and to carry on their respective businesses in the manner described in the Fisher SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the "Fisher Permits"), and all Fisher Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Fisher Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole.

                   (ii) Fisher and its Subsidiaries are, and have been at all times since January 1, 2004, in compliance with the terms of the Fisher Permits and all laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (all such laws, statutes, orders, rules, regulations, policies, directives, guidelines, judgments, decisions and orders, collectively, "Applicable Laws") relating to Fisher and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Fisher Permits or such Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole. Since January 1, 2004, neither Fisher nor any of its Subsidiaries has received any written notification from any Governmental Entity (A) asserting that Fisher or any of its Subsidiaries is not in compliance with, or at any time since such date has failed to comply with, Applicable Laws (except for any such lack of compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole) or (B) threatening to revoke any Fisher Permit (except for any such revocation which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole) nor, to the Knowledge of Fisher, does any basis exist therefor. As of the date hereof, no investigation or review by any Governmental Entity is pending or, to the Knowledge of Fisher, has been threatened in writing against Fisher or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole.

                   (iii) Fisher is, and has been, in compliance in all material respects with the provisions of SOX applicable to it.

                   (iv) Except as and to the extent disclosed in the Fisher SEC Documents filed prior to the date of this Agreement, including the notes to the financial statements included therein, no action, audit, demand, claim, suit, proceeding, requirement or investigation by any Governmental Entity, and no suit, action, mediation, arbitration or proceeding by any Person, against or affecting Fisher or any of its Subsidiaries or any of their respective properties, including Intellectual Property (as defined in Section 8.3(g)), is pending or, to the Knowledge of Fisher, threatened which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole.

                   (v) Neither Fisher nor any of its Subsidiaries is, or at any time since January 1, 2004 has been, subject to any outstanding order, injunction or decree which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole.

               (h) Labor and Other Employment Matters.

                   (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fisher, its Subsidiaries, taken as a whole (A) no work stoppage, slowdown, lockout, labor strike, material arbitrations or other material labor disputes against Fisher or any of its Subsidiaries are pending or, to the Knowledge of Fisher, threatened, (B) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of Fisher, threatened against Fisher or any of its Subsidiaries, (C) neither Fisher nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (D) neither Fisher nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, (E) no employee of Fisher, at the officer level or above, has given written notice to Fisher or any of its Subsidiaries that any such employee intends to terminate his or her employment with Fisher or any of its Subsidiaries, (F) to the Knowledge of Fisher, no employee of Fisher or any of its Subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement, common law nondisclosure obligations, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Fisher or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Fisher or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, (G) neither Fisher nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices and (H) Fisher and its Subsidiaries are in compliance with all Applicable Laws, agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"), or any other comparable Applicable Law.

                   (ii) As of the date hereof,

                       (A) neither Fisher nor any of its Subsidiaries is a party
            to, or otherwise bound by, any collective bargaining agreement or any other agreement, work rules or practices with a labor union, labor organization or works council, which, in the case of any non-U.S. agreement, work rules or practices with a labor union, labor organization or works council are material to Fisher and its Subsidiaries, taken as a whole, nor are any such agreements, work rules or practices presently being negotiated;

                       (B) no employee of Fisher or any of its Subsidiaries is
            represented by any labor union, labor organization or works council in his or her capacity as an employee of Fisher or any of its Subsidiaries;

                       (C) no labor union, labor organization or works council
            or group of employees of Fisher or any of its Subsidiaries has made a pending demand for recognition or certification to Fisher or any of its Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Fisher, threatened to be brought or filed with the National Labor Relations Board ("NLRB") or any other comparable foreign, state or local labor relations tribunal or authority; and

                       (D) to the Knowledge of Fisher, no labor union, labor
            organization or works council is seeking to organize or represent any employees of Fisher or any of its Subsidiaries.

               (i) Benefit Plans.

                   (i) Section 3.1(i)(i)(A) of the Fisher Disclosure Schedule sets forth a true and complete list of each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option or other equity compensation, phantom stock, stock-related or performance award, retirement, vacation, severance or termination pay, change in control, retention, disability, death benefit, hospitalization, medical, life insurance, loan, disability, and other similar material plan, arrangement, agreement or understanding, including, without limitation, each "employee benefit plan" (or similar plan) within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any other comparable Applicable Law, whether or not subject to ERISA or such comparable Applicable Law, and any material employment agreement, consulting agreement, termination or severance agreement (such plans, agreements, arrangements or understandings, except any plan which is a Multiemployer Plan (as defined in Section 8.3(j)), collectively, "Benefit Plans") with or for the benefit of any current or former employee, officer or director of Fisher or any of its Subsidiaries or ERISA Affiliates (as defined in Section 3.1(i)(v)) or with respect to which Fisher or any of its Subsidiaries or ERISA Affiliates have any material obligations or liabilities, including each material Benefit Plan that has been adopted or maintained by Fisher, any of its Subsidiaries or any Affiliate, whether formally or informally, or with respect to which Fisher, any of its Subsidiaries or any Affiliate will or may have any material liability, for the benefit of employees or consultants of Fisher or any of its Subsidiaries who perform services outside the United States (collectively, the "Fisher Benefit Plans"). With respect to the Fisher Benefit Plans, no event has occurred, and there exists no condition or set of circumstances, which would reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole, under ERISA, the Code or any other Applicable Laws. Neither Fisher, nor any of its Subsidiaries, nor, to the Knowledge of Fisher, any other Person, has any express commitment, whether legally enforceable or not, to modify, change or terminate any Fisher Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or any other Applicable Law or administrative changes that do not increase the liabilities or obligations under any such plans. Fisher has delivered or made available to Thermo Electron true, correct and complete copies of all Fisher Benefit Plans and, with respect thereto, if applicable, all amendments, trust agreements, insurance contracts, other funding vehicles, determination letters issued by the Internal Revenue Service (the "IRS"), the most recent annual reports (Form 5500 series) filed with the IRS and the most recent actuarial report or other financial statement relating to such Fisher Benefit Plan.

                   (ii) Each Fisher Benefit Plan has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and other Applicable Laws and with the terms of all applicable collective bargaining agreements. Each Fisher Benefit Plan, including any material amendments thereto, that is required to obtain approval by, or registration or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant country, state, territory or the like (each, an "Approval") has received such Approval (or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval), and no event has occurred which would reasonably be expected to result in the revocation of such Approval or the imposition of material sanctions by such authorities. Without limiting the generality of the foregoing, each Fisher Benefit Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter from the IRS that the Fisher Benefit Plan is so qualified and all related trusts are exempt from U.S. federal income taxation under Section 501(a) of the Code, and, to the Knowledge of Fisher, nothing has occurred, whether by action or by failure to act, which would reasonably be expected to cause the loss of such qualification or exemption.

                   (iii) As of the date hereof to the Knowledge of Fisher, no oral or written representation or commitment with respect to any material aspect of any Fisher Benefit Plan has been made to an employee or former employee of Fisher or any of its Subsidiaries by an authorized Fisher employee that is not materially in accordance with the written or otherwise pre-existing terms and provisions of such Fisher Benefit Plans. As of the date hereof, to the Knowledge of Fisher, neither Fisher nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).

                   (iv) There are no material unresolved claims or disputes under the terms of, or in connection with, any Fisher Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced or threatened with respect to any material claim or otherwise in connection with a Fisher Benefit Plan.

                   (v) With respect to each Funded Retirement Plan (as defined in this Section 3.1(i)(v)) of Fisher or any of its Subsidiaries, the aggregate fair market value of the assets of such Funded Retirement Plan was, as of the most recently computed actuarial valuation of such plan, equal to or greater than the aggregate value of its liabilities assessed on an ongoing basis and calculated in accordance with the actuarial methods and assumptions used in such valuation pursuant to such Funded Retirement Plan and Applicable Law and GAAP. For purposes of this Agreement, "Funded Retirement Plan" means, with respect to a party, a Benefit Plan that is a "pension plan" within the meaning of Section 3(2) of ERISA that is subject to ERISA and under which the assets to satisfy the benefit obligations are legally segregated from the general assets of such party or any of its Subsidiaries and are not subject to the creditors of such party or any of its Subsidiaries. None of Fisher or any other Person or entity under common control within the meaning of Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") with Fisher has incurred, or is reasonably expected to incur, any liability to a Funded Retirement Plan under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) that, when aggregated with other such liabilities, would reasonably be expected to result in a material liability of Fisher and its Subsidiaries, taken as a whole, which liability has not been fully paid.

                   (vi) Section 3.1(i)(vi) of the Fisher Disclosure Schedule sets forth a true and complete list of each Multiemployer Plan to which Fisher or any ERISA Affiliate of Fisher contributes or is required to contribute, or to which, or with respect to which, Fisher or any ERISA Affiliate of Fisher has any material liability. If any Fisher Multiemployer Plan is subject to Title IV of ERISA, then, (A) neither Fisher nor any ERISA Affiliate of Fisher has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full), (B) no event has occurred that presents a material risk of a complete or partial withdrawal, (C) neither Fisher nor any ERISA Affiliate of Fisher has any contingent liability under Section 4204 of ERISA, (D) no circumstances exist that present a material risk that any such plan will go into reorganization, and (E) to the best of Fisher's Knowledge, the aggregate withdrawal liability of Fisher and each ERISA Affiliate of Fisher computed as if a complete withdrawal by Fisher and any ERISA Affiliate of Fisher had occurred under each such Fisher Benefit Plan on the date hereof, would not reasonably be expected to result in a material liability to Fisher. No Fisher Benefit Plan subject to ERISA is a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of
      Section 4063 of ERISA.

                   (vii) No Fisher Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees of Fisher or any of its Subsidiaries after retirement or other termination of service (other than coverage mandated by Applicable Laws or benefits, the full cost of which is borne by the employee or former employee).

                   (viii) Neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Fisher Benefit Plan (for this purpose, Fisher Benefit Plan (other than with respect to those Plans that are Fisher Foreign Plans) shall be determined without regard to whether any plan, agreement, policy, understanding or arrangement is material despite the use of such qualifier in Section 3.1(i)(i) for purposes of the definitions of Benefit Plan and Fisher Benefit Plan) that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of Fisher or any of its Subsidiaries or limit the ability to amend, terminate or receive a reversion of assets from any Fisher Benefit Plan or related trust. There is no contract, agreement, plan or arrangement with an employee or former employee of Fisher to which Fisher or any of its Subsidiaries is a party as of the date of this Agreement that, individually or collectively and as a result of the transaction contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events) would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

                   (ix) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole, with respect to each Fisher Benefit Plan established or maintained outside of the United States for the benefit of employees of Fisher or any Subsidiary of Fisher residing outside the United States (each, a "Fisher Foreign Plan"): (i) each Fisher Foreign Plan is in compliance with the applicable provisions of the laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction applicable to such Fisher Foreign Plan; (ii) each Fisher Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and (iii) the fair market value of the assets of each funded Fisher Foreign Plan, the liability of each insurer for any Fisher Foreign Plan funded through insurance or the book reserve established for any Fisher Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Fisher Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and any and all amounts required to be accrued with respect to any Fisher Foreign Plan or pursuant to any statutory requirements pertaining to employee benefits, mandatory contributions, retirement plans or similar benefits, have been properly and timely accrued, including accruals relating to any severance, termination pay or profit sharing benefits.

               (j) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole:

                   (i) Each of Fisher and its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf) all Tax Returns (as defined in Section 3.1(j)(xi)) required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority (as defined in Section 3.1(j)(xi)) and all such Tax Returns are true, correct and complete, (B) timely paid in full all Taxes (as defined in Section 3.1(j)(xi)) required to be paid by it and
      (C) made adequate provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all Taxes not yet due and (D) complied with all Applicable Laws relating to the payment and withholding of Taxes.

                   (ii) There are no Liens for Taxes upon any property or assets of Fisher or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the Fisher SEC Documents filed prior to the date of this Agreement.

                   (iii) The most recent financial statements contained in the Fisher SEC Documents reflect an adequate (A) reserve in accordance with GAAP for all Tax liabilities of Fisher and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements and (B) valuation allowance in accordance with GAAP for all deferred tax assets of Fisher and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                   (iv) There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of Fisher or any of its Subsidiaries. Neither Fisher nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where Fisher or any of its Subsidiaries, as applicable, does not file a Tax Return, that Fisher or such Subsidiary is or may be subject to taxation by that jurisdiction.

                   (v) The Tax Returns of Fisher and each of its Subsidiaries, including any predecessors thereof, have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including December 31, 2003, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent financial statements contained in the Fisher SEC Documents.

                   (vi) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Fisher or any of its Subsidiaries, and no power of attorney granted by either Fisher or any of its Subsidiaries with respect to any Taxes is currently in force.

                   (vii) Neither Fisher nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes (other than any agreements solely between or among Fisher and its Subsidiaries), and neither Fisher nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than a group the common parent of which is Fisher) or (B) has any liability for the Taxes of any Person (other than Fisher or any of its Subsidiaries) under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                   (viii) Neither Fisher nor any of its Subsidiaries has (A) agreed to make nor is it required to make any material adjustment under
      Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (B) constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in connection with the Merger.

                   (ix) Fisher is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                   (x) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or ruling have been entered into or issued by any Tax Authority with respect to Fisher or any of its Subsidiaries within five years of the date of this Agreement, and no such agreement or ruling has been applied for and is currently pending.

                   (xi) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers' compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; "Tax Authority" means the IRS and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes; and "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Taxes.

               (k) Interested Party Transactions. Since the date of the Fisher Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC.

               (l) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole, (i) the operations of Fisher and its Subsidiaries are, and at all times since January 1, 2004 have been, in compliance with all applicable Environmental Laws

(as defined in Section 8.3(d)), including possession and compliance with the terms of all licenses, permits, registrations, approvals, certifications and consents required by Environmental Laws, (ii) there are no pending or, to the Knowledge of Fisher, threatened suits, actions, investigations or proceedings under or pursuant to Environmental Laws against Fisher or any of its Subsidiaries or involving any real property currently or, to the Knowledge of Fisher, formerly owned, operated or leased or other sites at which Hazardous Materials (as defined in Section 8.3(f) were disposed of, or allegedly disposed of, by Fisher or any of its Subsidiaries, (iii) Fisher and its Subsidiaries are not subject to and have received no written allegations of any Environmental Liabilities (as defined in Section 8.3(e)), and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Knowledge of Fisher, formerly owned, operated or leased by Fisher or any of its Subsidiaries or operations thereon has resulted in or would reasonably be expected to result in Environmental Liabilities, and (iv) all real property owned or operated by Fisher or any of its Subsidiaries is free of contamination from Hazardous Materials that would have an adverse effect on human health or the environment.

               (m) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole, (i) Fisher or a Subsidiary of Fisher (A) owns and is listed in the records of the appropriate United States, state or foreign registry as the current owner of record for each application and registration of Intellectual Property or (B) has a legally enforceable right to use (in each case, free and clear of any Liens) all Intellectual Property used in or necessary for the conduct of its business as currently conducted, including without limitation all patents and patent applications and all trademark registrations and trademark applications; (ii) except as set forth in
Section 3.1(m)(ii) of the Fisher Disclosure Schedule, to the Knowledge of Fisher, the conduct of the business of Fisher and its Subsidiaries as currently conducted does not infringe on or misappropriate, either directly or indirectly (such as through contributory infringement or inducement to infringe), the Intellectual Property rights of any Person, and the use by Fisher or any of its Subsidiaries of any Intellectual Property is, to the Knowledge of Fisher, in accordance with any applicable grant, license, agreement, instrument or other arrangement pursuant to which Fisher or any Affiliate acquired the right to use such Intellectual Property; (iii) to the Knowledge of Fisher, no Person is misappropriating, infringing, diluting or otherwise violating any right of Fisher or any of its Subsidiaries with respect to any Intellectual Property owned or used by Fisher or any of its Subsidiaries, and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any Person by Fisher or any of its Subsidiaries; (iv) to the Knowledge of Fisher, except as set forth in Section 3.1(m)(iv) of the Fisher Disclosure Schedule, neither Fisher nor any of its Subsidiaries has received written notice by any Person of any pending or threatened claim, suit, action, mediation, arbitration, order or other adversarial proceeding (A) alleging infringement (or other violation) by Fisher or any of its Subsidiaries of Intellectual Property or other rights of any Person or (B) challenging Fisher's or any of its Subsidiaries' ownership or use of, or the validity, enforcement, registrability or maintenance of, any Intellectual Property owned or used by Fisher or any of its Subsidiaries, and, to the Knowledge of Fisher, no Intellectual Property owned or used by Fisher or any of its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property; (v) to the Knowledge of Fisher, the Intellectual Property owned or used by Fisher or any of its Subsidiaries (A) has been duly maintained, (B) is subsisting, in full force and effect, (C) is valid and enforceable, (D) has not expired, been cancelled or abandoned and (E) all maintenance, registration and renewal fees necessary to preserve the rights of Fisher in connection with such Intellectual Property have been paid in a timely manner, and there are no actions that must be taken by Fisher or any of its Subsidiaries within 90 days from the date hereof, including the payment of any registration, maintenance or renewal fees or the filing with the United States Patent and Trademark Office or such other appropriate U.S. or foreign office or similar administrative agency of documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any rights in the registered or applied-for Intellectual Property; (vi) to the Knowledge of Fisher, except as set forth in Section 3.1(m)(vi) of the Fisher Disclosure Schedule, neither Fisher nor any of its Subsidiaries has entered into any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements which (A) restrict Fisher's or any of its Subsidiaries' right to use any Intellectual Property, (B) restrict Fisher's or any of its Subsidiaries' businesses in order to accommodate a third Person's Intellectual Property rights, (C) permit third parties to use any Intellectual Property owned or controlled by Fisher or any of its Subsidiaries or (D) reasonably would be expected to provide a third Person a defense to patent infringement in connection with any Intellectual Property owned or used by Fisher; (vii) to the Knowledge of Fisher, Fisher and each of its Subsidiaries has used reasonable best efforts to maintain the confidentiality of the Intellectual Property and all other property used in the business of Fisher or any of its Subsidiaries as presently conducted; and (viii) each current and former employee of Fisher or any of its Subsidiaries who has contributed to or participated in research and development activities will not, after giving effect to the transactions contemplated herein, own or retain any rights to use any of the Intellectual Property owned or used by Fisher or any of its Subsidiaries. To the Knowledge of Fisher, no software used in the conduct of its business (a) contains any device or feature designed to disrupt, disable, or otherwise impair its functioning, or (b) is subject to the terms of any "open source" or other similar license requiring source code of software owned by Fisher to be publicly distributed or dedicated to the public, other than any such device, feature or license which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to Fisher's right to own, use, or hold for use any of the Intellectual Property owned, used, or held for use in the conduct of its business as currently conducted other than any such losses, impairments, payments, conflicts, or failure to obtain consents, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole.

               (n) FDA Compliance. All products currently being manufactured, tested, developed, processed, labeled, stored or distributed by or on behalf of Fisher and its Subsidiaries, which are subject to the jurisdiction of the FDA, are being manufactured, tested, developed, processed, labeled, stored, distributed, and marketed and promoted, including promotions on Fisher's website, in compliance with all Applicable Laws or regulations issued by the FDA or any other Governmental Entity, including without limitation, the FDA's current Good Manufacturing Practice (including, but not limited to, compliance with corrective and preventive action requirements) and Medical Device Reporting regulations, and recalls and corrective actions that are required to be reported to the FDA pursuant to 21 C.F.R. Part 806 have been reported, except where any failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole. All applicable operations of Fisher and each of its Subsidiaries have achieved and maintained ISO 13485 Quality System certification, and there is no pending or, to Fisher's Knowledge, threatened, audit, repeal, failure to renew or challenge to any such certifications, other than where the failure to achieve or maintain such certification or any such audit, repeal, failure to renew or challenge would not, individually or in the aggregate, have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole. All products being manufactured by Fisher and its Subsidiaries are in compliance with applicable registration and listing requirements required by Applicable Law for each site at which a product of Fisher or any of its Subsidiaries is manufactured except where any failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole. All pre-clinical and clinical trials being conducted by or on behalf of Fisher or any of its Subsidiaries or that were conducted on its behalf to support FDA approvals or clearances are being or were conducted in compliance with all Applicable Laws of the FDA or any other Governmental Entity, including without limitation, the applicable FDA regulations and federal and state laws, and regulations restricting the use and disclosure of individually identifiable health information except where any failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole. Neither Fisher nor any of its Subsidiaries is the subject, officially or otherwise, of any pending or, to Fisher's Knowledge, threatened in writing investigation by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To Fisher's Knowledge, there is no reasonable basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities" and any amendments thereto with respect to the operations of Fisher or any its Subsidiaries that would result in any material violation of such policies. To Fisher's Knowledge, each product distributed, sold or leased, or service rendered, by Fisher or any of its Subsidiaries complies with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity, other than where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole. Fisher and its Subsidiaries are in compliance with all applicable FDA import and export requirements, including, but not limited to, import-for-export requirements, export notifications or authorizations and record keeping requirements except as would not have, individually or in the aggregate, a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole. All devices distributed by Fisher and its Subsidiaries have obtained any clearances or approvals required by the FDA to market these devices, including any modifications to the devices or their labeling, except as would not have, individually or in the aggregate, a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole.

               (o) State Takeover Statutes. Fisher has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Thermo Electron and Merger Sub with their respective obligations hereunder and the accuracy of the representations and warranties made by Thermo Electron and Merger Sub herein, no "business combination," "moratorium," "fair price," "control share acquisition" or other state antitakeover statute or regulation nor any takeover-related provision in the Fisher Organizational Documents, would
(i) prohibit or restrict Fisher's ability to perform its obligations under this Agreement, any related agreement or the Certificate of Merger or its ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Thermo Electron to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.

               (p) Brokers. Except for fees payable to Goldman, Sachs & Co ("Goldman") and Lazard Freres & Co. LLC ("Lazard"), no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Fisher. Fisher has previously delivered to Thermo Electron a true and complete copy of the engagement letters between each of Goldman and Lazard and Fisher.

               (q) Opinion of Financial Advisor. Fisher has received the opinion of each of Goldman and Lazard, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Fisher Common Stock.

               (r) Material Contracts.

                   (i) For purposes of this Agreement, "Fisher Material Contract" shall mean:

                       (A) Any employment, severance or consulting Contract or
            offer letter with an employee or former employee, officer or director of Fisher or any Subsidiary of Fisher (other than any unwritten Contract for the employment of any such employee or former employee implied at law) which will require the payment of amounts by Fisher or any Subsidiary of Fisher, as applicable, after the date hereof in excess of $750,000 per annum;

                       (B) Any collective bargaining Contract, or any other
            agreement or work rule or practice with any labor union, labor organization or works council;

                       (C) Any Contract for capital expenditures or the
            acquisition or construction of fixed assets which requires aggregate future payments in excess of $10,000,000;

                       (D) Any Contract containing covenants of Fisher or any
            Subsidiary of Fisher (1) to indemnify or hold harmless another Person or group of Persons, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, would not reasonably be expected to exceed a maximum of $5,000,000 (except for product warranty obligations in Contracts for the sale of goods in the ordinary course of business) or (2) not to (or otherwise restrict or limit the ability of Fisher or any of its Subsidiaries to) compete in any line of business or geographic area;

                       (E) Any Contract requiring aggregate future payments or
            expenditures in excess of $5,000,000 and relating to cleanup, abatement, remediation or similar actions in connection with environmental liabilities;

                       (F) Any license, royalty Contract or other Contract with
            respect to Intellectual Property which, pursuant to the terms thereof, requires payments by Fisher or any Subsidiary of Fisher in excess of $3,000,000 per annum;

                       (G) Any Contract pursuant to which Fisher or any
            Subsidiary of Fisher has entered into a partnership or joint venture with any other Person (other than Fisher or any Subsidiary of Fisher) for which the carrying value exceeds $5,000,000;

                       (H) Any indenture, mortgage, loan, guarantee or credit
            Contract under which Fisher or any Subsidiary of Fisher has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $10,000,000, other than any such indebtedness between Fisher (whether as creditor or debtor) and any wholly owned Subsidiary of Fisher or between any wholly owned Subsidiaries of Fisher;

                       (I) Any Contract under which Fisher or any Subsidiary of
            Fisher is (1) a lessee of real property, (2) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, (3) a lessor of real property, or (4) a lessor of any tangible personal property owned by Fisher or any Subsidiary of Fisher, in each case which requires annual payments in excess of $3,000,000;

                       (J) Any Contract (other than purchase or sale orders in
            the ordinary course of business that are terminable or cancelable by Fisher without penalty on 90 days' notice or less) under which Fisher or any Subsidiary of Fisher is a purchaser or supplier of goods and services which, pursuant to the terms thereof, requires payments by or to Fisher or any Subsidiary of Fisher in excess of $10,000,000 per annum;

                       (K) Any material Contract (including guarantees) between
            Fisher or any wholly-owned Subsidiary of Fisher and another Subsidiary of Fisher that is not wholly-owned by Fisher;

                       (L) Any Contract other than a Fisher Benefit Plan which
            requires payments by Fisher or any Subsidiary of Fisher in excess of
            (i) $3,000,000 per annum containing "change of control" or similar provisions, or (ii) $1,000,000, to the Knowledge of Fisher, containing "change of control" or similar provisions;

                       (M) Any Contract entered into on or after January 1, 2003
            relating to the acquisition or disposition of any business or any assets (whether by merger, sale of stock or assets or otherwise), in an amount in excess of $100,000,000 (all of which Contracts have been made available to Thermo Electron prior to the date hereof);

                       (N) Any Contract (other than Contracts of the type
            described in subclauses (A) through (M) above) that involves aggregate payments by or to Fisher or any Subsidiary of Fisher in excess of $25,000,000 per annum; and

                       (O) Any Contract the termination or breach of which, or
            the failure to obtain consent in respect of which, would reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole.

                   (ii) Schedule. Section 3.1(r)(ii) of the Fisher Disclosure Schedule sets forth a list of all Fisher Material Contracts as of the date hereof other than those listed as an exhibit to Fisher's most recent Form 10-K.

                   (iii) No Breach. All Fisher Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole. Neither Fisher nor any of its Subsidiaries, nor, to Fisher's Knowledge, any counterparty to any Fisher Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Fisher Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole.

               (s) Real Property. Section 3.1(s) of the Fisher Disclosure Schedule lists all material real property owned in fee by Fisher or any of its Subsidiaries (the "Fisher Owned Real Property") or leased by Fisher or any of its Subsidiaries as lessee (the "Fisher Leased Real Property"). Fisher or any of its Subsidiaries owns good and valid title to the Fisher Owned Real Property and has valid and enforceable leasehold interests under the leases with respect to the Fisher Leased Real Property, free and clear of all Liens other than (i) Permitted Liens (as defined in Section 8.3(k) and (ii) easements, covenants, rights-of-way and other encumbrances or restrictions, whether recorded or referred to in an applicable lease or unrecorded, which do not materially impair the continued use of the property subject thereto as currently used, but in no event, with respect to clauses (i) and (ii), environmental or Tax Liens, judgments, lis pendens or any Lien that would render the title to the Fisher Owned Real Property uninsurable by a reputable title insurance company. All of the improvements located on any

Fisher Owned Real Property or Fisher Leased Real Property are in good condition and repair (subject to normal wear and tear) without any structural defects of any kind. Except as set forth in Section 3.1(s) of the Fisher Disclosure Schedule, each material lease with respect to the Fisher Leased Real Property is valid, unmodified and in full force and effect, and there are no material subleases with respect to the Fisher Leased Real Property. Neither any landlord nor Fisher nor any of its Subsidiaries party to any material lease with respect to the Fisher Leased Real Property is in monetary or other material default under any such lease.

               (t) Reorganization. As of the date of this Agreement, neither Fisher nor any of its Subsidiaries (a) has taken (or caused to be taken) any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or (b) knows of any reason why all approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

         SECTION 3.2. Representations and Warranties of Thermo Electron and Merger Sub . Except as set forth in the disclosure schedule dated as of the date of this Agreement and executed and delivered by Thermo Electron and Merger Sub to Fisher concurrently with or prior to the execution and delivery by Thermo Electron and Merger Sub of this Agreement (the "Thermo Electron Disclosure Schedule"), Thermo Electron and Merger Sub represent and warrant to Fisher as set forth in this Section 3.2. Each disclosure set forth in the Thermo Electron Disclosure Schedule, and any other information included in the Thermo Electron Disclosure Schedule, is identified by reference to, or has been grouped under a heading referring to, a specific individual subsection of this Agreement and shall be deemed to be disclosed solely for purposes of, and shall qualify and be treated as an exception to, such subsection, except to the extent that disclosure in one subsection of the Thermo Electron Disclosure Schedule is specifically referred to in another subsection of the Thermo Electron Disclosure Schedule by appropriate cross-reference and except to the extent that the relevance of a disclosure in one subsection of the Thermo Electron Disclosure Schedule to another subsection of the Thermo Electron Disclosure Schedule is reasonably apparent. The parties hereby agree that no reference to or disclosure of any item or other matter in the Thermo Electron Disclosure Schedule shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Thermo Electron Disclosure Schedule or (3) any breach or violation of Applicable Laws or any Contract exists or has actually occurred.

               (a) Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

                   (i) Organization, Standing and Corporate Power. Thermo Electron and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized and has the requisite corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as currently conducted, except for those jurisdictions in which the failure to have such power, authority or government approvals and to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(i)) on Thermo Electron and its Subsidiaries, taken as a whole. Each of Thermo Electron and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole.

                   (ii) Charter Documents. Thermo Electron and Merger Sub have delivered or made available to Fisher prior to the execution of this Agreement complete and correct copies of (A) the Amended and Restated Certificate of Incorporation of Thermo Electron (including all certificates of designation), as amended and currently in effect (the "Thermo Electron Charter"), and the By-Laws of Thermo Electron, as amended and currently in effect (the "Thermo Electron By-Laws," and, together with the Thermo Electron Charter, the "Thermo Electron Organizational Documents") and (B) the articles of incorporation and By-Laws of Merger Sub and articles or certificate of incorporation and By-Laws or like organizational documents of each of the Thermo Electron Material Subsidiaries (as defined in Section 3.2(a)(iii)), as amended and currently in effect (collectively, the "Thermo Electron Subsidiary Organizational Documents"), and each such instrument is in full force and effect. Thermo Electron is not in material violation of the Thermo Electron Organizational Documents and no Thermo Electron Material Subsidiary is in material violation of its Thermo Electron Subsidiary Organizational Documents.

                   (iii) Subsidiaries. Section 3.2(a)(iii) of the Thermo Electron Disclosure Schedule lists all the Subsidiaries of Thermo Electron which, as of the date of this Agreement, have annual gross revenues in excess of $200,000,000 (the "Thermo Electron Material Subsidiaries"). Except as set forth in Section 3.2(a)(iii) of the Thermo Electron Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each Thermo Electron Material Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Thermo Electron, free and clear of all Liens and free of any other restriction (including preemptive rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

               (b) Capital Structure.

                   (i) The authorized capital stock of Thermo Electron consists of 350,000,000 shares of Thermo Electron Common Stock, and 50,000 shares of preferred stock, par value $100 per share ("Thermo Electron Preferred Stock"), of which 40,000 shares have been designated Series B Junior Participating Preferred Stock. At the close of business on May 1, 2006,
      (A) 163,699,909 shares of Thermo Electron Common Stock (including all awards based on Thermo Electron Common Stock that are restricted stock granted under a Thermo Electron stock plan listed in Section 3.2(b)(i) of the Thermo

      Electron Disclosure Schedule (which list includes the total aggregate number of options authorized for issuance under such plans) (such plans, collectively, the "Thermo Electron Stock Plans") within the meaning of the applicable Thermo Electron Stock Plan ("Thermo Electron Restricted Stock")) were issued and outstanding; (B) 19,345,041 shares of Thermo Electron Common Stock were held by Thermo Electron in its treasury; (C) no shares of Thermo Electron Preferred Stock were issued and outstanding; (D) 1,845,936 shares of Thermo Electron Common Stock were reserved for issuance upon conversion of Thermo Electron's 3.25% Subordinated Convertible Debentures due 2007 (the "Thermo Electron Convertible Debentures"); and (E) 21,657,555 shares of Thermo Electron Common Stock were reserved for issuance in respect of outstanding options to acquire shares of Thermo Electron Common Stock ("Thermo Electron Options") or outstanding awards based on Thermo Electron Common Stock that are restricted stock units within the meaning of the applicable Thermo Electron Stock Plan ("Thermo Electron Restricted Stock Units") granted under a Thermo Electron Stock Plan, complete and correct copies of which, in each case as amended, have been filed as exhibits to the Thermo Electron SEC Documents (as defined in Section 3.2(d)(i)) prior to the date of this Agreement or made available to Fisher. Each outstanding share of capital stock of Thermo Electron is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

                   (ii) All shares of Thermo Electron Common Stock subject to issuance under the Thermo Electron Stock Plans and the Thermo Electron Employee Stock Purchase Plan (the "Thermo Electron Purchase Plan"), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

                   (iii) No Voting Debt of Thermo Electron is issued or outstanding as of the date hereof.

                   (iv) As of May 1, 2006, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Thermo Electron or any of its Subsidiaries is a party or by which any of them is bound obligating Thermo Electron or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Thermo Electron or any of its Subsidiaries, or obligating Thermo Electron or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Thermo Electron Common Stock, all outstanding Thermo Electron Options and all outstanding shares of capital stock of each Subsidiary of Thermo Electron have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other Applicable Laws and (B) all requirements set forth in applicable material Contracts.

                   (v) Since December 31, 2005, and through the date hereof, other than (A) issuances of Thermo Electron Common Stock pursuant to the exercise of Thermo Electron Options granted under Thermo Electron Stock Plans, (B) issuances of

      Thermo Electron Common Stock pursuant to the Thermo Electron Purchase Plan, (C) repurchases of Thermo Electron Common Stock from employees of Thermo Electron following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (D) issuances of Thermo Electron Common Stock (consisting of newly-issued shares or shares in treasury) as contributions of Thermo Electron Common Stock to defined contribution plans sponsored by Thermo Electron and (E) grants of Thermo Electron Options or stock awards under Thermo Electron Stock Plans, there has been no increase in (1) the outstanding capital stock of Thermo Electron, (2) the number of Thermo Electron Options outstanding or (3) the number of other options, restricted stock awards, warrants or other rights to purchase Thermo Electron capital stock.

                   (vi) Neither Thermo Electron nor any of its Subsidiaries is a party to any currently effective agreement (A) restricting the purchase or transfer of, (B) relating to the voting of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring registration of or (E) granting any preemptive or antidilutive rights with respect to any capital stock of Thermo Electron or any of its Subsidiaries or any securities of the type referred to in Section 3.2(b)(iv) hereof.

                   (vii) Other than in Subsidiaries of Thermo Electron, as of the date hereof, neither Thermo Electron nor its Subsidiaries directly or indirectly beneficially owns any securities or other beneficial ownership interests in any other entity except for non-controlling investments in entities with an individual book value of less than $5,000,000 and which are not individually or in the aggregate material to Thermo Electron and its Subsidiaries, taken as a whole. There are no outstanding contractual obligations of Thermo Electron or any of its Subsidiaries to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any Subsidiary of Thermo Electron or any other Person, other than guarantees by Thermo Electron of any indebtedness or other obligations of any wholly-owned Subsidiary of Thermo Electron and other than loans made in the ordinary course consistent with past practice to employees of Thermo Electron and its Subsidiaries.

                   (viii) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which shares are issued and outstanding. Thermo Electron is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger Sub was formed at the direction of Thermo Electron prior to the date hereof, solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Except as required by or provided for in this Agreement, Merger Sub (x) does not hold, nor has it held, any assets, (y) does not have, nor has it incurred, any liabilities and (z) has not carried on any business activities other than in connection with the Merger and the transactions contemplated hereby. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

                   (ix) Neither Thermo Electron nor any of its Subsidiaries own any shares of capital stock of Fisher or any of its Subsidiaries. Neither Thermo Electron nor Merger Sub is, or will become prior to the Effective Time, an "interested stockholder" with respect to Fisher within the meaning of
      Section 203 of the DGCL.

               (c) Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

                   (i) Authority. Each of Thermo Electron and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Thermo Electron and Merger Sub, and the consummation by Thermo Electron and Merger Sub of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Thermo Electron and Merger Sub, and no other corporate proceedings on the part of Thermo Electron and Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the issuance of shares of Thermo Electron Common Stock (as defined in Section 2.1) in connection with the Merger (the "Stock Issuance"), and the amendment of the Thermo Electron Charter (as defined in Section 3.2(a)(ii)), to increase the authorized number of shares of Thermo Electron Common Stock from 350,000,000 to 1.2 billion (or such larger amount as the parties may mutually agree), to make such increase to the authorized preferred stock as the parties may mutually determine, and change the name of Thermo Electron to Thermo Fisher Scientific Inc. (the "Charter Amendment"), the Thermo Electron Stockholder Approval (as defined in Section 3.2(c)(iii)). This Agreement has been duly executed and delivered by Thermo Electron and Merger Sub. Assuming the due authorization, execution and delivery of this Agreement by Fisher, this Agreement constitutes the legal, valid and binding obligation of each of Thermo Electron and Merger Sub, enforceable against Thermo Electron and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                   (ii) Board Approval. The Board of Directors of Thermo Electron has (A) determined that this Agreement, the Merger, the Stock Issuance and the Charter Amendment are advisable and fair to and in the best interests of Thermo Electron and its stockholders, (B) duly approved and adopted this Agreement, the Merger, the Stock Issuance, the Charter Amendment and the other transactions contemplated hereby, which adoption has not been rescinded or modified, (C) resolved to recommend this Agreement and the Merger to its stockholders for approval, and (D) subject to Section 5.1(b), directed that the Stock Issuance and the Charter Amendment be submitted to Thermo Electron's stockholders for consideration and approval at a duly held meeting of such stockholders in accordance with this Agreement.

                   (iii) Voting Requirements. The affirmative vote of holders of a majority of the Thermo Electron Common Stock present or represented and entitled to vote on the Stock Issuance at the Thermo Electron Stockholders' Meeting, is the only vote of the holders of any class or series of Thermo Electron capital stock necessary to approve the Stock Issuance, and no other vote of the holders of any class or series of Thermo Electron capital stock is necessary to approve the Stock Issuance. The affirmative vote of holders of a majority of the outstanding shares of Thermo Electron Common Stock entitled to vote on the Charter Amendment at the Thermo Electron Stockholders' Meeting, is the only vote of the holders of any class or series of Thermo Electron capital stock necessary to approve the Charter Amendment, and no other vote of the holders of any class or series of Thermo Electron capital stock is necessary to approve the Charter Amendment.

                   (iv) No Conflict. Except as set forth in Section 3.2(c)(iv) of the Thermo Electron Disclosure Schedule, the execution and delivery of this Agreement by Thermo Electron and Merger Sub do not, and the consummation by Thermo Electron and Merger Sub of the transactions contemplated hereby and compliance by Thermo Electron and Merger Sub with the provisions of this Agreement will not, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Thermo Electron or any of its Subsidiaries or any restriction on the conduct of Thermo Electron's business or operations under, (A) the Thermo Electron Organizational Documents or the Thermo Electron Subsidiary Organizational Documents, (B) any Contract to which Thermo Electron or any Thermo Electron Subsidiary is a party or any Thermo Electron Permit (as defined in Section 3.2(g)(i)) or
      (C) subject to the governmental filings and other matters referred to in
      Section 3.2(c)(v), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Thermo Electron or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole.

                   (v) Required Filings or Consents. No consent, approval, order or authorization or permit of, action by or in respect of, registration, declaration or filing with, or notification to, any Governmental Entity or any other Person is required to be made, obtained, performed or given to or with respect to Thermo Electron or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Thermo Electron or Merger Sub, the Stock Issuance and the Charter Amendment or the consummation by Thermo Electron or Merger Sub of the transactions contemplated hereby, except for:

                       (A) the filing of a pre-merger notification and report
            form by Thermo Electron and Merger Sub under the HSR Act, all required notifications and filings under the ECMR and any other applicable filings or notifications under the antitrust, competition or similar laws of any foreign jurisdiction;

                       (B) the filing with the SEC of:

                           (1) the Form S-4 (including the Joint Proxy
               Statement);

                           (2) such reports and filings under Section 13(a),
               13(d), 14(a), 15(d) or 16(a) of the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby;

                       (C) the filing of the Certificate of Merger with the
            Secretary of State of the State of Delaware and appropriate documents with the NYSE and the relevant authorities of other states in which Thermo Electron or Merger Sub are qualified to do business and such filings as may be necessary in accordance with state securities or other "blue sky" laws;

                       (D) the Thermo Electron Stockholder Approval;

                       (E) the consents, approvals, orders or authorizations set
            forth in Section 3.2(c)(v)(E) of the Thermo Electron Disclosure Schedule;

                       (F) other such consents, approvals, orders or
            authorizations, the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole, or Merger Sub; and

                       (G) the filing of the Charter Amendment with the
            Secretary of State of the State of Delaware.

               (d) SEC Documents; Financial Statements.

                   (i) Thermo Electron has filed with the SEC all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) presently required to be so filed by Thermo Electron since January 1, 2004 (excluding the Form S-4 and the Joint Proxy Statement, the "Thermo Electron SEC Documents"). As of their respective dates, the Thermo Electron SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, to the extent in effect, SOX and the rules and regulations of the SEC promulgated thereunder applicable to such Thermo Electron SEC Documents, and none of the Thermo Electron SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Thermo Electron SEC Document filed with the SEC prior to the date hereof. No Subsidiary of Thermo Electron is subject to the periodic reporting requirements of the Exchange Act.

                   (ii) Each of the principal executive officer of Thermo Electron and the principal financial officer of Thermo Electron (or each former principal executive officer of Thermo Electron and each former principal financial officer of Thermo Electron, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Thermo Electron SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX. Neither Thermo Electron nor any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

                   (iii) The financial statements of Thermo Electron included in the Thermo Electron SEC Documents, including each Thermo Electron SEC Document filed after the date hereof until the Effective Time, comply, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or other applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Thermo Electron and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material). The financial books and records of Thermo Electron and its Subsidiaries, taken as a whole, are true and correct in all material respects.

                   (iv) Except as reflected or reserved against in the balance sheet of Thermo Electron, dated December 31, 2005, included in the Form 10-K filed by Thermo Electron with the SEC on March 2, 2006 (including the notes thereto, the "Thermo Electron Balance Sheet") and except as set forth in Section 3.2(d)(iv) of the Thermo Electron Disclosure Schedule, neither Thermo Electron nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) nor, to the Knowledge (as defined in Section 8.3(h)) of Thermo Electron, does any basis exist therefor, other than liabilities or obligations that (A) were incurred since January 1, 2006 in the ordinary course of business consistent with past practice and individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole, (B) individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole or (C) were incurred pursuant to this Agreement or the transactions contemplated hereby.

                   (v) Neither Thermo Electron nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including without limitation any contract or arrangement relating to any transaction or relationship between or among Thermo Electron and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including without limitation any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Thermo Electron or any of its Subsidiaries in Thermo Electron's or such Subsidiary's published financial statements or other Thermo Electron SEC Documents.

                   (vi) No "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) filed as an exhibit to the Thermo Electron Form 10-K has been amended or modified, except for amendments or modifications which have been filed as an exhibit to a subsequently dated Thermo Electron SEC Document or are not required to be filed with the SEC.

               (e) Information Supplied. None of the information supplied or to be supplied by or on behalf of Thermo Electron or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Thermo Electron's stockholders or at the time of the Thermo Electron Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Thermo Electron with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied by or on behalf of Thermo Electron.

               (f) Absence of Certain Changes or Events.

                   (i) Since January 1, 2006 through the date hereof, except as and to the extent disclosed in the Thermo Electron SEC Documents filed prior to the date of this Agreement and except for liabilities incurred pursuant to this Agreement or the transactions contemplated hereby:

                       (A) Thermo Electron and its Subsidiaries have conducted
            their business only in the ordinary course consistent with past practice;

                       (B) there has not been any split, combination or
            reclassification of any of Thermo Electron's capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of or in substitution for, shares of Thermo Electron's capital stock;

                       (C) except as required by a change in GAAP, there has not
            been any change in accounting methods, principles or practices by Thermo Electron; and

                       (D) there has not been any action taken by Thermo
            Electron or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(a), other than actions in connection with entering into this Agreement.

                   (ii) Since January 1, 2006 through the date hereof, there have not been any changes, circumstances or events that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole, or Merger Sub.

               (g) Compliance with Applicable Laws; Permits; Litigation.

                   (i) Thermo Electron, its Subsidiaries and employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities (including all authorizations under the FDCA, and the regulations of the FDA promulgated thereunder) and third Persons which are required for Thermo Electron and its Subsidiaries to own, lease and operate its properties and other assets and to carry on their respective businesses in the manner described in the Thermo Electron SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the "Thermo Electron Permits"), and all Thermo Electron Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such Thermo Electron Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole.

                   (ii) Thermo Electron and its Subsidiaries are, and have been at all times since January 1, 2004, in compliance with the terms of the Thermo Electron Permits and all Applicable Laws relating to Thermo Electron and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the Thermo Electron Permits or such Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole. Since January 1, 2004, neither Thermo Electron nor any of its Subsidiaries has received any written notification from any Governmental Entity (A) asserting that Thermo Electron or any of its Subsidiaries is not in compliance with, or at any time since such date has failed to comply with, Applicable Laws (except for any such lack of compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole) or (B) threatening to revoke any Thermo Electron Permit (except for any such revocation which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole) nor, to the Knowledge of Thermo

      Electron, does any basis exist therefor. As of the date hereof, no investigation or review by any Governmental Entity is pending or, to the Knowledge of Thermo Electron, has been threatened in writing against Thermo Electron or any of its Subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole.

                   (iii) Thermo Electron is, and has been, in compliance in all material respects with the provisions of SOX applicable to it.

                   (iv) Except as and to the extent disclosed in the Thermo Electron SEC Documents filed prior to the date of this Agreement, including the notes to the financial statements included therein, no action, audit, demand, claim, suit, proceeding, requirement or investigation by any Governmental Entity, and no suit, action, mediation, arbitration or proceeding by any Person, against or affecting Thermo Electron or any of its Subsidiaries or any of their respective properties, including Intellectual Property, is pending or, to the Knowledge of Thermo Electron, threatened which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole, or Merger Sub.

                   (v) Neither Thermo Electron nor any of its Subsidiaries is, or at any time since January 1, 2004 has been, subject to any outstanding order, injunction or decree which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole.

               (h) Labor and Other Employment Matters.

                   (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole, (A) no work stoppage, slowdown, lockout, labor strike, material arbitrations or other material labor disputes against Thermo Electron or any of its Subsidiaries are pending or, to the Knowledge of Thermo Electron, threatened, (B) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of Thermo Electron, threatened against Thermo Electron or any of its Subsidiaries, (C) neither Thermo Electron nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees,
      (D) neither Thermo Electron nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, (E) no employee of Thermo Electron at the officer level or above has given written notice to Thermo Electron or any of its Subsidiaries that any such employee intends to terminate his or her employment with Thermo Electron or any of its Subsidiaries, (F) to the Knowledge of Thermo Electron, no employee of Thermo Electron or any of its Subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement, common law nondisclosure obligations, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Thermo Electron or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Thermo Electron or any of its Subsidiaries or to the use of trade secrets or proprietary information of others,(G) neither Thermo Electron nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices and (H) Thermo Electron and its Subsidiaries are in compliance with all Applicable Laws, agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment, including but not limited to any obligations pursuant to the WARN Act, or any comparable Applicable Law.

                   (ii) As of the date hereof,

                       (A) neither Thermo Electron nor any of its Subsidiaries
            is a party to, or otherwise bound by, any collective bargaining agreement or any other agreement, work rules or practices with a labor union, labor organization or works council, which, in the case of any non-U.S. agreement, work rules or practices with a labor union, labor organization or works council are material to Thermo Electron and its Subsidiaries, taken as a whole, nor are any such agreements, work rules or practices presently being negotiated;

                       (B) no employee of Thermo Electron or any of its
            Subsidiaries is represented by any labor union, labor organization or works council in his or her capacity as an employee of Thermo Electron or any of its Subsidiaries;

                       (C) no labor union, labor organization or works council
            or group of employees of Thermo Electron or any of its Subsidiaries has made a pending demand for recognition or certification to Thermo Electron or any of its Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Thermo Electron, threatened to be brought or filed with the NLRB or any other comparable foreign, state or local labor relations tribunal or authority; and

                       (D) to the Knowledge of Thermo Electron, no labor union,
            labor organization or works council is seeking to organize or represent any employees of Thermo Electron or any of its Subsidiaries.

               (i) Benefit Plans.

                   (i) Section 3.2(i)(i)(A) of the Thermo Electron Disclosure Schedule sets forth a true and complete list of each material Benefit Plan as of the date hereof with or for the benefit of any current or former employee, officer or director of Thermo Electron or any of its Subsidiaries or ERISA Affiliates or with respect to which

      Thermo Electron or any of its Subsidiaries or ERISA Affiliates have any material obligations or liabilities, including each material Benefit Plan that has been adopted or maintained by Thermo Electron, any of its Subsidiaries or any Affiliate, whether formally or informally, or with respect to which Thermo Electron, any of its Subsidiaries or any Affiliate will or may have any material liability, for the benefit of employees or consultants of Thermo Electron or any of its Subsidiaries who perform services outside the United States (collectively, the "Thermo Electron Benefit Plans"). With respect to the Thermo Electron Benefit Plans, no event has occurred, and there exists no condition or set of circumstances, which would reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole, under ERISA, the Code or any other Applicable Laws. Neither Thermo Electron, nor any of its Subsidiaries, nor, to the Knowledge of Thermo Electron, any other Person, has any express commitment, whether legally enforceable or not, to modify, change or terminate any Thermo Electron Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or any other Applicable Law or administrative changes that do not increase the liabilities or obligations under any such plans. Thermo Electron has delivered or made available to Fisher true, correct and complete copies of all Thermo Electron Benefit Plans and, with respect thereto, if applicable, all amendments, trust agreements, insurance contracts, other funding vehicles, determination letters issued by the IRS, the most recent annual reports (Form 5500 series) filed with the IRS and the most recent actuarial report or other financial statement relating to such Thermo Electron Benefit Plan.

                   (ii) Each Thermo Electron Benefit Plan has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and other Applicable Laws and with the terms of all applicable collective bargaining agreements. Each Thermo Electron Benefit Plan, including any material amendments thereto, that is required to obtain Approval has received such Approval (or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval), and no event has occurred which would reasonably be expected to result in the revocation of such Approval or the imposition of material sanctions by such authorities. Without limiting the generality of the foregoing, each Thermo Electron Benefit Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter from the IRS that the Thermo Electron Benefit Plan is so qualified and all related trusts are exempt from U.S. federal income taxation under Section 501(a) of the Code, and, to the Knowledge of Thermo Electron, nothing has occurred, whether by action or by failure to act, which would reasonably be expected to cause the loss of such qualification or exemption.

                   (iii) As of the date hereof to the Knowledge of Thermo Electron, no oral or written representation or commitment with respect to any material aspect of any Thermo Electron Benefit Plan has been made to an employee or former employee of Thermo Electron or any of its Subsidiaries by an authorized Thermo Electron employee that is not materially in accordance with the written or otherwise pre-existing terms and provisions of such Thermo Electron Benefit Plans. As of the date hereof, to the Knowledge of Thermo Electron, neither Thermo Electron nor any of its

      Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them).

                   (iv) There are no material unresolved claims or disputes under the terms of, or in connection with, any Thermo Electron Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced or threatened with respect to any material claim or otherwise in connection with a Thermo Electron Benefit Plan.

                   (v) With respect to each Funded Retirement Plan of Thermo Electron or any of its Subsidiaries, the aggregate fair market value of the assets of such Funded Retirement Plan was, as of the most recently computed actuarial valuation of such plan, equal to or greater than the aggregate value of its liabilities assessed on an ongoing basis and calculated in accordance with the actuarial methods and assumptions used in such valuation pursuant to such Funded Retirement Plan and Applicable Law and GAAP. None of Thermo Electron or any ERISA Affiliate of Thermo Electron has incurred, or is reasonably expected to incur, any liability to a Funded Retirement Plan under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) that, when aggregated with other such liabilities, would reasonably be expected to result in a material liability of Thermo Electron and its Subsidiaries, taken as a whole, which liability has not been fully paid.

                   (vi) Section 3.1(i)(vi) of the Thermo Electron Disclosure Schedule sets forth a true and complete list of each Multiemployer Plan to which Thermo Electron or any ERISA Affiliate of Thermo Electron contributes or is required to contribute, or to which, or with respect to which, Thermo Electron or any ERISA Affiliate of Thermo Electron has any material liability. If any Thermo Electron Multiemployer Plan is subject to Title IV of ERISA, then, (A) neither Thermo Electron nor any ERISA Affiliate of Thermo Electron has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full), (B) no event has occurred that presents a material risk of a complete or partial withdrawal, (C) neither Thermo Electron nor any ERISA Affiliate of Thermo Electron has any contingent liability under Section 4204 of ERISA, (D) no circumstances exist that present a material risk that any such plan will go into reorganization, and (E) to the best of Thermo Electron's Knowledge, the aggregate withdrawal liability of Thermo Electron and each ERISA Affiliate of Thermo Electron computed as if a complete withdrawal by Thermo Electron and any ERISA Affiliate of Thermo Electron had occurred under each such Thermo Electron Benefit Plan on the date hereof, would not reasonably be expected to result in a material liability to Thermo Electron. No Thermo Electron Benefit Plan subject to ERISA is a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

                   (vii) No Thermo Electron Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees of Thermo Electron or any of its Subsidiaries after retirement or other termination of service (other than coverage mandated by Applicable Laws or benefits, the full cost of which is borne by the employee or former employee).

                   (viii) Neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Thermo Electron Benefit Plan (for this purpose, Thermo Electron Benefit Plan (other than with respect to those Plans that are Thermo Electron Foreign Plans) shall be determined without regard to whether any plan, agreement, policy, understanding or arrangement is material despite the use of such qualifier in Section 3.1(i)(i) for purposes of the definition of Benefit Plan and Section 3.2(i)(i) for purposes of the definition of Thermo Electron Benefit Plan) that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of Thermo Electron or any of its Subsidiaries or limit the ability to amend, terminate or receive a reversion of assets from any Thermo Electron Benefit Plan or related trust. There is no contract, agreement, plan or arrangement with an employee or former employee of Thermo Electron to which Thermo Electron or any of its Subsidiaries is a party as of the date of this Agreement that, individually or collectively and as a result of the transaction contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events) would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

                   (ix) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole, with respect to each Thermo Electron Benefit Plan established or maintained outside of the United States for the benefit of employees of Thermo Electron or any Subsidiary of Thermo Electron residing outside the United States (each, a "Thermo Electron Foreign Plan"): (i) each Thermo Electron Foreign Plan is in compliance with the applicable provisions of the laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction applicable to such Thermo Electron Foreign Plan; (ii) each Thermo Electron Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and (iii) the fair market value of the assets of each funded Thermo Electron Foreign Plan, the liability of each insurer for any Thermo Electron Foreign Plan funded through insurance or the book reserve established for any Thermo Electron Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Thermo Electron Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and any and all amounts required to be accrued with respect to any Thermo Electron

      Foreign Plan or pursuant to any statutory requirements pertaining to employee benefits, mandatory contributions, retirement plans or similar benefits, have been properly and timely accrued, including accruals relating to any severance, termination pay or profit sharing benefits.

               (j) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole:

                   (i) Each of Thermo Electron and its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf) all Tax Returns required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority and all such Tax Returns are true, correct and complete, (B) timely paid in full all Taxes required to be paid by it, (C) made adequate provision in accordance with GAAP (or there has been paid or provision has been made on its behalf) for the payment of all Taxes not yet due and (D) complied with all Applicable Laws relating to the payment and withholding of Taxes.

                   (ii) There are no Liens for Taxes upon any property or assets of Thermo Electron or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the Thermo Electron SEC Documents filed prior to the date of this Agreement.

                   (iii) The most recent financial statements contained in the Thermo Electron SEC Documents reflect an adequate (A) reserve in accordance with GAAP for all Tax liabilities of Thermo Electron and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements and (B) valuation allowance in accordance with GAAP for all deferred tax assets of Thermo Electron and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                   (iv) There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of Thermo Electron or any of its Subsidiaries. Neither Thermo Electron nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where Thermo Electron or any of its Subsidiaries, as applicable, does not file a Tax Return, that Thermo Electron or such Subsidiary is or may be subject to taxation by that jurisdiction.

                   (v) The Tax Returns of Thermo Electron and each of its Subsidiaries, including any predecessors thereof, have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including December 31, 2000, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent financial statements contained in the Thermo Electron SEC Documents.

                   (vi) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Thermo Electron or any of its Subsidiaries, and no power of attorney granted by either Thermo Electron or any of its Subsidiaries with respect to any Taxes is currently in force.

                   (vii) Neither Thermo Electron nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes (other than any agreements solely between or among Thermo Electron and its Subsidiaries), and neither Thermo Electron nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than a group the common parent of which is Thermo Electron) or (B) has any liability for the Taxes of any Person (other than Thermo Electron or any of its Subsidiaries) under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                   (viii) Neither Thermo Electron nor any of its Subsidiaries has (A) agreed to make nor is it required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (B) constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (1) in the two years prior to the date of this Agreement or (2) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in connection with the Merger.

                   (ix) Thermo Electron is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                   (x) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Thermo Electron or any of its Subsidiaries within five years of the date of this Agreement, and no such agreement or ruling has been applied for and is currently pending.

               (k) Interested Party Transactions. Since the date of the Thermo Electron Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC.

               (l) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole, (i) the operations of Thermo Electron and its Subsidiaries are, and at all times since January 1, 2004 have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all licenses, permits, registrations, approvals, certifications and consents required by Environmental Laws, (ii) there are no pending or, to the Knowledge of Thermo Electron, threatened suits, actions, investigations or proceedings under or pursuant to Environmental Laws against Thermo Electron or any of its Subsidiaries or involving any real property currently or, to the Knowledge of Thermo Electron, formerly owned, operated or leased or other sites at which Hazardous Materials were disposed of, or allegedly disposed of, by Thermo Electron or any of its Subsidiaries, (iii) Thermo Electron and its Subsidiaries are not subject to and have received no written allegations of any Environmental Liabilities, and no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Knowledge of Thermo Electron, formerly owned, operated or leased by Thermo Electron or any of its Subsidiaries or operations thereon has resulted in or would reasonably be expected to result in Environmental Liabilities, and (iv) all real property owned or operated by Thermo Electron or any of its Subsidiaries is free of contamination from Hazardous Materials that would have an adverse effect on human health or the environment.

               (m) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole, (i) Thermo Electron or a Subsidiary of Thermo Electron (A) owns and is listed in the records of the appropriate United States, state or foreign registry as the current owner of record for each application and registration of Intellectual Property or (B) has a legally enforceable right to use (in each case, free and clear of any Liens) all Intellectual Property used in or necessary for the conduct of its business as currently conducted, including without limitation all patents and patent applications and all trademark registrations and trademark applications; (ii) except as set forth in Section 3.2(m)(ii) of the Thermo Electron Disclosure Schedule, to the Knowledge of Thermo Electron, the conduct of the business of Thermo Electron and its Subsidiaries as currently conducted does not infringe on or misappropriate, either directly or indirectly (such as through contributory infringement or inducement to infringe), the Intellectual Property rights of any Person, and the use by Thermo Electron or any of its Subsidiaries of any Intellectual Property is, to the Knowledge of Thermo Electron, in accordance with any applicable grant, license, agreement, instrument or other arrangement pursuant to which Thermo Electron or any Affiliate acquired the right to use such Intellectual Property; (iii) to the Knowledge of Thermo Electron, no Person is misappropriating, infringing, diluting or otherwise violating any right of Thermo Electron or any of its Subsidiaries with respect to any Intellectual Property owned or used by Thermo Electron or any of its Subsidiaries, and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any Person by Thermo Electron or any of its Subsidiaries; (iv) to the Knowledge of Thermo Electron, except as set forth in
Section 3.2(m)(iv) of the Thermo Electron Disclosure Schedule, neither Thermo Electron nor any of its Subsidiaries has received written notice by any Person of any pending or threatened claim, suit, action, mediation, arbitration, order or other adversarial proceeding (A) alleging infringement (or other violation) by Thermo Electron or any of its Subsidiaries of Intellectual Property or other rights of any Person or (B) challenging Thermo Electron's or any of its Subsidiaries' ownership or use of, or the validity, enforcement, registrability or maintenance of, any Intellectual Property owned or used by Thermo Electron or any of its Subsidiaries, and, to the Knowledge of Thermo Electron, no Intellectual Property owned or used by Thermo Electron or any of its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property; (v) to the Knowledge of Thermo Electron, the Intellectual Property owned or used by Thermo Electron or any of its Subsidiaries (A) has been duly maintained, (B) is subsisting, in full force and effect, (C) is valid and enforceable, (D) has not expired, been cancelled or abandoned and (E) all maintenance, registration and renewal fees necessary to preserve the rights of Thermo Electron in connection with such Intellectual Property have been paid in a timely manner, and there are no actions that must be taken by Thermo Electron or any of its Subsidiaries within 90 days from the date hereof, including the payment of any registration, maintenance or renewal fees or the filing with the United States Patent and Trademark Office or such other appropriate U.S. or foreign office or similar administrative agency of documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any rights in the registered or applied-for Intellectual Property;
(vi) to the Knowledge of Thermo Electron, except as set forth in Section 3.2(m)(vi) of the Thermo Electron Disclosure Schedule, neither Thermo Electron nor any of its Subsidiaries has entered into any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements which (A) restrict Thermo Electron's or any of its Subsidiaries' right to use any Intellectual Property, (B) restrict Thermo Electron's or any of its Subsidiaries' businesses in order to accommodate a third Person's Intellectual Property rights, (C) permit third parties to use any Intellectual Property owned or controlled by Thermo Electron or any of its Subsidiaries or
(D) reasonably would be expected to provide a third Person a defense to patent infringement in connection with any Intellectual Property owned or used by Thermo Electron; (vii) to the Knowledge of Thermo Electron, Thermo Electron and each of its Subsidiaries has used reasonable best efforts to maintain the confidentiality of the Intellectual Property and all other property used in the business of Thermo Electron or any of its Subsidiaries as presently conducted; and (viii) each current and former employee of Thermo Electron or any of its Subsidiaries who has contributed to or participated in research and development activities will not, after giving effect to the transactions contemplated herein, own or retain any rights to use any of the Intellectual Property owned or used by Thermo Electron or any of its Subsidiaries. To the Knowledge of Thermo Electron, no software used in the conduct of its business (a) contains any device or feature designed to disrupt, disable, or otherwise impair its functioning, or (b) is subject to the terms of any "open source" or other similar license requiring source code of software owned by Thermo Electron to be publicly distributed or dedicated to the public, other than any such device, feature or license which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to Thermo Electron's right to own, use, or hold for use any of the Intellectual Property owned, used, or held for use in the conduct of its business as currently conducted other than any such losses, impairments, payments, conflicts, or failure to obtain consents, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole.

               (n) FDA Compliance. All products currently being manufactured, tested, developed, processed, labeled, stored or distributed by or on behalf of Thermo Electron and its Subsidiaries, which are subject to the jurisdiction of the FDA, are being manufactured, tested, developed, processed, labeled, stored, distributed, and marketed and promoted, including promotions on Thermo Electron's website, in compliance with all Applicable Laws or regulations issued by the FDA or any other Governmental Entity, including without limitation, the FDA's current Good Manufacturing Practice (including, but not limited to, compliance with corrective and preventive action requirements) and Medical Device Reporting regulations, and recalls and corrective actions that are required to be reported to the FDA pursuant to 21 C.F.R. Part 806 have been reported, except where any failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole. All applicable operations of Thermo Electron and each of its Subsidiaries have achieved and maintained ISO 13485 Quality System certification, and there is no pending or, to Thermo Electron's Knowledge, threatened, audit, repeal, failure to renew or challenge to any such certifications, other than where the failure to achieve or maintain such certification or any such audit, repeal, failure to renew or challenge would not, individually or in the aggregate, have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole. All products being manufactured by Thermo Electron and its Subsidiaries are in compliance with applicable registration and listing requirements required by Applicable Law for each site at which a product of Thermo Electron or any of its Subsidiaries is manufactured except where any failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole. All pre-clinical and clinical trials being conducted by or on behalf of Thermo Electron or any of its Subsidiaries or that were conducted on its behalf to support FDA approvals or clearances are being or were conducted in compliance with all Applicable Laws of the FDA or any other Governmental Entity, including without limitation, the applicable FDA regulations and federal and state laws, and regulations restricting the use and disclosure of individually identifiable health information except where any failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole. Neither Thermo Electron nor any of its Subsidiaries is the subject, officially or otherwise, of any pending or, to Thermo Electron's Knowledge, threatened in writing investigation by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10,
1991) and any amendments thereto. To Thermo Electron's Knowledge, there is no reasonable basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities" and any amendments thereto with respect to the operations of Thermo Electron or any its Subsidiaries that would result in any material violation of such policies. To Thermo Electron's Knowledge, each product distributed, sold or leased, or service rendered, by Thermo Electron or any of its Subsidiaries complies with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity, other than where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole. Thermo Electron and its Subsidiaries are in compliance with all applicable FDA import and export requirements, including, but not limited to, import-for-export requirements, export notifications or authorizations and record keeping requirements except as would not have, individually or in the aggregate, a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole. All devices distributed by Thermo Electron and its Subsidiaries have obtained any clearances or approvals required by the FDA to market these devices, including any modifications to the devices or their labeling, except as would not have, individually or in the aggregate, a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole.

               (o) State Takeover Statutes. Thermo Electron has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Fisher with its obligations hereunder and the accuracy of the representations and warranties made by Fisher herein, no "business combination," "moratorium," "fair price," "control share acquisition" or other state antitakeover statute or regulation nor any takeover-related provision in the Thermo Electron Organizational Documents, would (i) prohibit or restrict Thermo Electron's ability to perform its obligations under this Agreement, any related agreement or the Certificate of Merger or its ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Thermo Electron to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.

               (p) Brokers. Except for fees payable to Lehman Brothers Inc. ("Lehman Brothers") and Rothschild, Inc. ("Rothschild, Inc."), no broker, investment banker, financial advisor or other Person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Thermo Electron or Merger Sub. Thermo Electron has previously delivered to Fisher a true and complete copy of the engagement letters between each of Lehman Brothers and Rothschild, Inc. and Thermo Electron.

               (q) Opinion of Financial Advisor. Thermo Electron has received the opinion of its financial advisor, Lehman Brothers, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Thermo Electron Common Stock.

               (r) Material Contracts.

                   (i) For purposes of this Agreement, "Thermo Electron Material Contract" shall mean:

                       (A) Any employment, severance, or Consulting Contract or
            offer letter with an employee or former employee, officer or director of Thermo Electron or any Subsidiary of Thermo Electron (other than any unwritten Contract for the employment of any such employee or former employee implied at law) which will require the payment of amounts by Thermo Electron or any Subsidiary of Thermo Electron, as applicable, after the date hereof in excess of $750,000 per annum;

                       (B) Any collective bargaining Contract, or any other
            agreement or work rule or practice with any labor union, labor organization or works council;

                       (C) Any Contract for capital expenditures or the
            acquisition or construction of fixed assets which requires aggregate future payments in excess of $6,750,000;

                       (D) Any Contract containing covenants of Thermo Electron
            or any Subsidiary of Thermo Electron (1) to indemnify or hold harmless another Person or group of Persons, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, would not reasonably be expected to exceed a maximum of $3,500,000 (except for product warranty obligations in Contracts for the sale of goods in the ordinary course of business) or (2) not to compete (or otherwise restrict or limit the ability of Thermo Electron or any of its Subsidiaries to) in any line of business or geographic area;

                       (E) Any Contract requiring aggregate future payments or
            expenditures in excess of $3,500,000 and relating to cleanup, abatement, remediation or similar actions in connection with environmental liabilities;

                       (F) Any license, royalty Contract or other Contract with
            respect to Intellectual Property which, pursuant to the terms thereof, requires payments by Thermo Electron or any Subsidiary of Thermo Electron in excess of $2,000,000 per annum;

                       (G) Any Contract pursuant to which Thermo Electron or any
            Subsidiary of Thermo Electron has entered into a partnership or joint venture with any other Person (other than Thermo Electron or any Subsidiary of Thermo Electron) for which the carrying value exceeds $5,000,000;

                       (H) Any indenture, mortgage, loan, guarantee or credit
            Contract under which Thermo Electron or any Subsidiary of Thermo Electron has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $6,750,000, other than any such indebtedness between Thermo Electron (whether as creditor or debtor) and any wholly owned Subsidiary of Thermo Electron or between any wholly owned Subsidiaries of Thermo Electron;

                       (I) Any Contract under which Thermo Electron or any
            Subsidiary of Thermo Electron is (1) a lessee of real property, (2) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, (3) a lessor of real property, or (4) a lessor of any tangible personal property owned by Thermo Electron or any Subsidiary of Thermo Electron, in each case which requires annual payments in excess of $2,000,000;

                       (J) Any Contract (other than purchase or sale orders in
            the ordinary course of business that are terminable or cancelable by Thermo Electron without penalty on 90 days' notice or less) under which Thermo Electron or any Subsidiary of Thermo Electron is a purchaser or supplier of goods and services which, pursuant to the terms thereof, requires payments by or to Thermo Electron or any Subsidiary of Thermo Electron in excess of $6,750,000 per annum;

                       (K) Any material Contract (including guarantees) between
            Thermo Electron or any wholly-owned Subsidiary of Thermo Electron and another Subsidiary of Thermo Electron that is not wholly-owned by Thermo Electron;

                       (L) Any Contract other than a Thermo Electron Benefit
            Plan which requires payments by Thermo Electron or any Subsidiary of Thermo Electron in excess of (i) $3,000,000 per annum containing "change of control" or similar provisions, or (ii) $1,000,000, to the Knowledge of Thermo Electron, containing "change of control" or similar provisions;

                       (M) Any Contract entered into on or after January 1, 2003
            relating to the acquisition or disposition of any business or any assets (whether by merger, sale of stock or assets or otherwise), in an amount in excess of $70,000,000 (all of which Contracts have been made available to Fisher prior to the date hereof );

                       (N) Any Contract (other than Contracts of the type
            described in subclauses (A) through (L) above) that involves aggregate payments by or to Thermo Electron or any Subsidiary of Thermo Electron in excess of $16,750,000 per annum; and

                       (O) Any Contract the termination or breach of which, or
            the failure to obtain consent in respect of which, would reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole.

                   (ii) Schedule. Section 3.2(r)(ii) of the Thermo Electron Disclosure Schedule sets forth a list of all Thermo Electron Material Contracts as of the date hereof other than those listed as an exhibit to Thermo Electron's most recent Form 10-K.

                   (iii) No Breach. All Thermo Electron Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole. Neither Thermo Electron nor any of its Subsidiaries, nor, to Thermo Electron's Knowledge, any counterparty to any Thermo Electron Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Thermo Electron Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole.

               (s) Real Property. Section 3.2(s) of the Thermo Electron Disclosure Schedule lists all material real property owned in fee by Thermo Electron or any of its Subsidiaries (the "Thermo Electron Owned Real Property") or leased by Thermo Electron or any of its Subsidiaries as lessee (the "Thermo Electron Leased Real Property"). Thermo Electron or any of its Subsidiaries owns good and valid title to the Thermo Electron Owned Real Property and has valid and enforceable leasehold interests under the leases with respect to the Thermo Electron Leased Real Property, free and clear of all Liens other than (i) Permitted Liens and (ii) easements, covenants, rights-of-way and other encumbrances or restrictions, whether recorded or referred to in an applicable lease or unrecorded, which do not materially impair the continued use of the property subject thereto as currently used, but in no event, with respect to clauses (i) and (ii), environmental or Tax Liens, judgments, lis pendens or any Lien that would render the title to the Thermo Electron Owned Real Property uninsurable by a reputable title insurance company. All of the improvements located on any Thermo Electron Owned Real Property or Thermo Electron Leased Real Property are in good condition and repair (subject to normal wear and tear) without any structural defects of any kind. Except as set forth in Section 3.2(s) of the Thermo Electron Disclosure Schedule, each material lease with respect to the Thermo Electron Leased Real Property is valid, unmodified and in full force and effect, and there are no material subleases with respect to the Thermo Electron Leased Real Property. Neither any landlord nor Thermo Electron nor any of its Subsidiaries party to any material lease with respect to the Thermo Electron Leased Real Property is in monetary or other material default under any such lease.

               (t) Reorganization. As of the date of this Agreement, neither Thermo Electron nor any of its Subsidiaries (a) has taken (or caused to be taken) any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or (b) knows of no reason why all approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

               (u) Merger Sub Approval. The Board of Directors of Merger Sub, by written consent duly adopted prior to the date hereof, (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Merger Sub and its stockholder, (ii) duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified, and (iii) submitted this Agreement for adoption by Thermo Electron, as the sole stockholder of Merger Sub. Promptly following the date hereof, Thermo Electron, as the sole stockholder of Merger Sub, will have duly approved and adopted this Agreement and the Merger.

               (v) Thermo Electron has resolved to take and has taken all action necessary to render the terms of the Thermo Electron Rights Agreement (as defined in Section 4.1(a)(ii)) and the rights thereunder inapplicable to the execution and operation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.1. Conduct of Business.

               (a) Each of Fisher and Thermo Electron agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 4.1(a) of the Fisher Disclosure Schedule or Section 4.1(a) of the Thermo Electron Disclosure Schedule, as the case may be, or as expressly provided by any other provision of this Agreement, or unless Fisher and Thermo Electron shall otherwise agree in advance in writing, Fisher and Thermo Electron shall, and shall cause each of their respective Subsidiaries to, (i) maintain its existence in good standing under Applicable Laws, (ii) subject to the restrictions and exceptions set forth in this Section 4.1(a), conduct its operations only in the ordinary and usual course of business consistent with past practice and (iii) use its reasonable best efforts to keep available the services of the current officers, key employees and key consultants of each of Fisher and Thermo Electron, respectively, and each of their respective Subsidiaries and to preserve the current relationships of each of Fisher and Thermo Electron and each of their respective Subsidiaries, with its customers, suppliers and other Persons with which Fisher or Thermo Electron or any of their respective Subsidiaries has significant business relations as are reasonably necessary in order to preserve substantially intact its business organization. In addition, without limiting the foregoing, except as set forth in Section 4.1(a) of the Fisher Disclosure Schedule or Section 4.1(a) of the Thermo Electron Disclosure Schedule, as the case may be, or as expressly provided by any other provision of this Agreement, Fisher and Thermo Electron shall not and shall not permit any of their respective Subsidiaries to (unless required by Applicable Laws applicable to Fisher and its Subsidiaries or Thermo Electron and its Subsidiaries, respectively, or as specifically provided herein), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Fisher or Thermo Electron, respectively:

                   (i) (A) except in the case of any of Thermo Electron's wholly-owned Subsidiaries or Fisher's wholly-owned Subsidiaries and except for the Charter Amendment in the case of Thermo Electron, amend or otherwise change its articles or certificate of incorporation or bylaws or equivalent organizational documents, or amend, or redeem the rights issued under, the Thermo Electron Rights Agreement or any rights agreement adopted by Fisher prior to the Effective Time (the "Fisher Rights Agreement"), as the case may be (except as required hereunder), or otherwise take any action to exempt any Person (other than Thermo Electron or its Subsidiaries or Fisher or its Subsidiaries, as the case may be) or any action taken by such Person from the Fisher Rights Agreement or the Thermo Electron Rights Agreement, as the case may be, or any state takeover statute (including Section 203 of the DGCL) or similarly restrictive provisions of such party's organizational documents or (B) in the case of Thermo Electron Material Subsidiaries or Fisher Material Subsidiaries, liquidate, merge or consolidate or enter into a similar transaction;

                   (ii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock of, or other equity interests in, Fisher or Thermo Electron or any of their respective Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of Fisher or Thermo Electron or any of their respective Subsidiaries, except for (A) the issuance of securities issuable upon the exercise of options or other rights outstanding as of the date hereof under any Fisher Benefit Plan or Thermo Electron Benefit Plan, respectively, (B) the issuance of securities by any wholly-owned Subsidiary of Fisher or Thermo Electron, respectively, to Fisher or Thermo Electron, respectively, or to any other wholly-owned Subsidiary of Fisher or Thermo Electron, respectively, (C) the issuance of shares, additional options or other rights under any Fisher Benefit Plans or Thermo Electron Benefit Plans, respectively, subject to the limitations set forth in
      Section 4.1(a)(ii)(C) of the Fisher Disclosure Schedule or Section 4.1(a)(ii)(C) of the Thermo Electron Disclosure Schedule, as the case may be, (D) in the case of Thermo Electron, the issuance of securities under the Rights Agreement, dated as of September 15, 2005, by and between Thermo Electron and American Stock Transfer & Trust Company, as Rights Agent (the "Thermo Electron Rights Agreement"), (E) in the case of Fisher, the issuance of Fisher Common Stock issuable upon conversion of Fisher Convertible Debentures or (F) in the case of Thermo Electron, the issuance of the Thermo Electron Common Stock issuable upon conversion of the Thermo Electron Convertible Debentures;

                   (iii) (A) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Fisher or Thermo Electron, or (B) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any non-wholly-owned Subsidiary, other than in the ordinary course or (C) enter into any agreement with respect to the voting of the capital stock of Fisher or Thermo Electron;

                   (iv) (A) reclassify, combine, split or subdivide any of their capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or other securities other than repurchases by Thermo Electron of up to $300 million in Thermo Electron Common Stock in the discretion of the Thermo Electron board of directors, forfeiture of Fisher Stock Unit Awards or Thermo Electron Restricted Stock and Fisher Options or Thermo Electron Options as a result of terminations of employment in the ordinary course of business and consistent with past practice;

                   (v) (A) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Subsidiary of Fisher or Thermo Electron, respectively) for borrowed money, except for (x) indebtedness for borrowed money under or guarantees with respect to indebtedness under Fisher's or Thermo Electron's existing credit facilities, respectively, incurred in the ordinary course of business consistent with past practice (for purposes of this clause (x), in no event shall acquisitions be considered to be in the ordinary course of business), (y) indebtedness not to exceed $500,000,000 in the aggregate incurred to finance acquisitions permitted pursuant to Section 4.1(a)(xii) or (z) indebtedness of any wholly-owned Subsidiary of Fisher or Thermo Electron, to Fisher or Thermo Electron, respectively, or to any other wholly-owned Subsidiary of Fisher or Thermo Electron, respectively, or indebtedness of Fisher of Thermo Electron, respectively, to any wholly-owned Subsidiary of Fisher or Thermo Electron, respectively, (B)
      (x) terminate or cancel (other than a termination or cancellation due to the expiration of any term of any contract or any breach or nonperformance by any counterparty) or agree to any material change in, any Fisher Material Contract of the type covered in Sections 3.1(r)(D), (E), (F),
      (G), (J), (K), (L), (N) and (O) or Thermo Electron Material Contract of the type covered in Sections 3.2(r) (D), (E), (F), (G), (J), (K), (L), (N) and (O), as the case may be, where such termination, cancellation or change would have an adverse effect on Fisher and its Subsidiaries, or Thermo Electron and its Subsidiaries, as the case may be, or (y) enter into (other than any extension of an existing contract or entering into a new contract with an existing counterparty on terms substantially the same as the prior contract, in each case in the ordinary course of business consistent with past practice) a contract which would be any of such categories of Fisher Material Contract or any of such categories of Thermo Electron Material Contract, as the case may be, if entered into prior to the date hereof, except for the purposes of this Section 4.1(a)(v)(B) the dollar amounts used to calculate whether a contract would be a Fisher Material Contract or a Thermo Electron Material Contract, respectively, shall be doubled or (C) make or authorize any material loan to any Person (other than a wholly-owned Subsidiary) outside the ordinary course of business;

                   (vi) (A) Increase the compensation or benefits payable or to become payable to its directors or executive officers, (B) increase the compensation or benefits payable or to become payable to its other employees or its consultants (in each case, except for increases in the ordinary course of business in accordance with past practices and methodologies), (C) grant any rights to severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director, officer or other employee or consultant of Fisher or Thermo Electron or any of their respective Subsidiaries (excluding (i) any severance payments in connection with terminations of employment occurring following the date hereof and prior to the Effective Time made in accordance with the terms of severance plans or agreements in effect on the date hereof and set forth in Section 3.1(i)(i)(A) of the Fisher Disclosure Schedule and Section 3.2(i)(i)(A) of the Thermo Electron Disclosure Schedule (as applicable) or pursuant to a separation agreement and release of claims with non-executive officer employees that provides for severance (the amount of which is subject to the limitations set forth on in Section 4.1(a)(vi)(C)(i) of the Fisher Disclosure Schedule and
      Section 4.1(a)(vi)(C)(i) of the Thermo Electron Disclosure Schedule (as applicable)) and is entered into in the ordinary of business consistent with the past the practice of Fisher or Thermo Electron, as applicable, or any of their respective Subsidiaries, and (ii) offer letters with respect to non-executive officer employees hired after the date hereof in the ordinary course of business in accordance with the past practice of Fisher or Thermo Electron, as applicable, or any of their respective Subsidiaries, provided that any such agreements shall not provide for the payment of any severance or termination pay solely as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby); (D) establish, adopt, enter into or amend any collective bargaining agreement (or other agreement or understanding with any trade union, works council or other employee representative body) or any Benefit Plan for the benefit of any director, officer, consultant or employee, except to the extent required by Applicable Laws; (E) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability, settlement or funding under any Fisher Benefit Plan, Thermo Electron Benefit Plan, Fisher Option, Thermo Electron Option or Fisher Stock Unit Award or (F) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would result in the holder of a change in control or similar agreement having "good reason" to terminate employment and collect severance payments and benefits pursuant to such agreement;

                   (vii) make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

                   (viii) except in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election or settle or compromise any material liability for Taxes, change any annual Tax accounting period, change any method of Tax accounting, file any material amended Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

                   (ix) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any confidentiality or standstill agreement to which Fisher or Thermo Electron, respectively, is a party and which relates to a business combination involving Fisher or Thermo Electron, respectively;

                   (x) write up, write down or write off the book value of any assets, individually or in the aggregate, for Fisher and its Subsidiaries, taken as a whole, or Thermo Electron and its Subsidiaries, taken as a whole, respectively, other than (A) in the ordinary course of business,
      (B) as may be required by GAAP or (C) otherwise not in excess of $10,000,000;

                   (xi) except as permitted by Section 5.16, take any action to render inapplicable, or to exempt any third Person (other than Thermo Electron, Fisher or Merger Sub, respectively) from, (A) the provisions of the DGCL or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock;

                   (xii) acquire, dispose, agree to acquire from or agree to dispose to, any Person any assets (not including Intellectual Property), operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except in connection with (A) capital expenditures set forth in Section 4.1(a)(xii) of the Fisher Disclosure Schedule or Section 4.1(a)(xii) of the

      Thermo Electron Disclosure Schedule, as the case may be, permitted hereunder, (B) acquisitions or dispositions of inventory and other tangible assets (not including Intellectual Property) in the ordinary course of business consistent with past practice, and (C) acquisitions and dispositions of assets, operations, businesses or securities set forth in
      Section 4.1(a)(xii) of the Fisher Disclosure Schedule or Section 4.1(a)(xii) of the Thermo Electron Disclosure Schedule, as the case may be, and other such acquisitions and dispositions up to $100,000,000 in the aggregate (measured by consideration paid or received);

                   (xiii) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in
      Article VI not being satisfied;

                   (xiv) acquire, dispose, agree to acquire from or agree to dispose to, any Person, any Intellectual Property having a value, in the aggregate, in excess of $5,000,000;

                   (xv) except as expressly contemplated by this Agreement, take any actions that would result in restructuring charges pursuant to GAAP in excess of $50,000,000 in the aggregate;

                   (xvi) except as required by Applicable Law or any judgment by a court of competent jurisdiction, pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms;

                   (xvii) enter into any new line of business material to Fisher and its Subsidiaries, taken as a whole, or Thermo Electron and its Subsidiaries, taken as a whole, respectively;

                   (xviii) fail to use reasonable best efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof;

                   (xix) enter into any non-competition contract or other contract that purports to limit in any material respect either the type of business in which Fisher or its Subsidiaries, or Thermo Electron or its Subsidiaries, respectively, may engage or the manner or locations in which any of them may so engage in any business; or

                   (xx) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

         SECTION 4.2. No Solicitation.

               (a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement, none of Fisher or Thermo Electron, their respective Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) ("Representatives") of Fisher or Thermo Electron or any of their respective Subsidiaries shall directly or indirectly (i) solicit, initiate or encourage or knowingly facilitate (including by way of furnishing information or entering into any agreements, arrangements or understandings) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving Fisher or Thermo Electron or any of their respective Subsidiaries that, if consummated, would constitute an Alternative Transaction (as defined in Section 8.3(b)) (any of the foregoing inquiries or proposals being referred to herein as an "Alternative Transaction Proposal"), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of Fisher and Thermo Electron, respectively, shall be permitted, prior to the receipt of the Fisher Stockholder Approval and Thermo Electron Stockholder Approval, respectively, and subject to compliance with the other terms of this Agreement, including this Section 4.2, and to first entering into a confidentiality agreement with the person proposing such Alternative Transaction Proposal on terms substantially similar to, and no less favorable to Fisher or Thermo Electron, respectively, than those contained in the Confidentiality Agreement, dated as of April 13, 2006, as amended as of May 7, 2006, between Fisher and Thermo Electron (the "CDA"), to (x) furnish information with respect to Fisher or Thermo Electron and their respective Subsidiaries, as the case may be, to the Person making such bona fide written Alternative Transaction Proposal (and its Representatives) and (y) participate in discussions and negotiations with respect to such bona fide written Alternative Transaction Proposal received by Fisher or Thermo Electron, as applicable, in each case if the Board of Directors of Fisher or Thermo Electron, as the case may be, determines in good faith (after consultation with outside legal counsel) that the failure to do so would, or would reasonably be likely to, cause it to violate its fiduciary duties.

               (b) From the date hereof until the earlier of the Effective Time and the termination of this Agreement, Fisher shall notify Thermo Electron and Thermo Electron shall notify Fisher, as the case may be, promptly (but in no event later than 24 hours) after receipt of any Alternative Transaction Proposal, or any material modification of or material amendment to any Alternative Transaction Proposal or any request for nonpublic information relating to Fisher or Thermo Electron, respectively, or any of their respective Subsidiaries relating to any Alternative Transaction Proposal. Such notice to Fisher or Thermo Electron, as the case may be, shall be made orally and in writing, and shall indicate the identity of the Person making the Alternative Transaction Proposal or such request and the material terms of any such Alternative Transaction Proposal or any material modification or material amendment to an Alternative Transaction Proposal. From the date hereof until the earlier of the Effective Time and the termination of this Agreement, Fisher shall keep Thermo Electron and Thermo Electron shall keep Fisher reasonably informed on a current basis of any material changes in the status and any material changes or modifications in the terms of any such Alternative Transaction Proposal, indication or request. Fisher shall also promptly, and in any event within 24 hours, notify Thermo Electron, and Thermo Electron shall also promptly, and in any event within 24 hours, notify Fisher, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Transaction Proposal in accordance with Section 4.2(a).

               (c) Nothing contained in this Section 4.2 shall prohibit Fisher or Thermo Electron or their respective Subsidiaries from taking and disclosing to their respective stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

               (d) Fisher and its Subsidiaries, and Thermo Electron and its Subsidiaries, respectively, shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Fisher or Thermo Electron, respectively) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Fisher or Thermo Electron who have been furnished confidential information regarding Fisher or Thermo Electron in connection with the solicitation of or discussions regarding an Alternative Transaction Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Fisher and Thermo Electron agree not to, and to cause their respective Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Fisher or Thermo Electron or their respective Subsidiaries is or may become a party.

               (e) Fisher and Thermo Electron shall use their respective reasonable best efforts to inform their respective Representatives of the restrictions described in this Section 4.2. It is understood that any violation of the restrictions set forth in this Section 4.2 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Fisher or its Subsidiaries, or Thermo Electron or its Subsidiaries, respectively, at the direction or with the consent of Fisher or Thermo Electron, respectively, or their respective Subsidiaries, as the case may be, shall be deemed to be a breach of this Section 4.2 by Fisher or Thermo Electron, respectively.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.1. Preparation of SEC Documents; Stockholders' Meetings.

               (a) As soon as practicable following the date of this Agreement, Thermo Electron and Fisher shall prepare and file with the SEC the Joint Proxy Statement, and Thermo Electron shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Thermo Electron and Fisher shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Thermo Electron will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Thermo Electron's stockholders, and Fisher will use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Fisher's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Thermo Electron shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance and reservation of shares of Thermo Electron Common Stock in the Merger and the conversion of Fisher Options into options to acquire Thermo Electron Common Stock, and Fisher shall furnish all information concerning Fisher and the holders of Fisher Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Thermo Electron or Fisher, as applicable, without the other's prior consent (which shall not be unreasonably withheld) and without providing the other the opportunity to review and comment thereon. Thermo Electron or Fisher, as applicable, will advise the other promptly after it receives oral or written notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Thermo Electron Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Thermo Electron or Fisher, or any of their respective Affiliates, officers or directors, should be discovered by Thermo Electron or Fisher which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the respective stockholders of Thermo Electron and Fisher.

               (b) Each of Fisher and Thermo Electron shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, take all action necessary in accordance with Applicable Laws and the Fisher Organizational Documents, in the case of Fisher, and the Thermo Electron Organizational Documents, in the case of Thermo Electron, to duly give notice of, convene and hold a meeting of their stockholders, respectively, to be held as promptly as practicable to consider, in the case of Thermo Electron, the Stock Issuance and the Charter Amendment (the "Thermo Electron Stockholders' Meeting") and, in the case of Fisher, the adoption and approval of this Agreement and the Merger (the "Fisher Stockholders' Meeting"). Each of Fisher and Thermo Electron will use reasonable best efforts to solicit from their stockholders, respectively, proxies in favor of, in the case of Thermo Electron, the Stock Issuance and the Charter Amendment, and, in the case of Fisher, the adoption and approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of their stockholders, respectively, required by the rules of the NYSE or Applicable Laws to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Fisher or Thermo Electron may adjourn or postpone the Fisher Stockholders' Meeting or Thermo Electron Stockholders' Meeting, as the case may be, to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to their respective stockholders, in advance of a vote on, in the case of Thermo Electron, the Stock Issuance and the Charter Amendment and, in the case of Fisher, the approval and adoption of this Agreement and the Merger, or, if, as of the time for which the Fisher Stockholders' Meeting or Thermo Electron Stockholders' Meeting, as the case may be, is originally scheduled, there are insufficient shares of Fisher Common Stock or Thermo Electron Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Each of Fisher and Thermo Electron shall ensure that the Fisher Stockholders' Meeting and the Thermo Electron Stockholders'

Meeting, respectively, is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Fisher Stockholders' Meeting or Thermo Electron Stockholders' Meeting, as the case may be, are solicited in compliance with Applicable Laws, the rules of the NYSE and, in the case of Fisher, the Fisher Organizational Documents, and, in the case of Thermo Electron, the Thermo Electron Organizational Documents. Except with respect to matters as to which preliminary proxy materials would not be required to be filed with the SEC, without the prior written consent of Fisher, the Stock Issuance and the Charter Amendment are the only matters which Thermo Electron shall propose to be acted on by Thermo Electron's stockholders at the Thermo Electron Stockholders' Meeting. Without the prior written consent of Thermo Electron, approval and adoption of this Agreement and the Merger are the only matters which Fisher shall propose to be acted on by Fisher's stockholders at the Fisher Stockholders' Meeting.

               (c) Each of Fisher and Thermo Electron will use reasonable best efforts to hold the Fisher Stockholders' Meeting and Thermo Electron Stockholders' Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

         SECTION 5.2. Accountant's Letters. Each of Fisher and Thermo Electron shall use reasonable best efforts to cause to be delivered to the other party two letters from their respective independent accountants, one dated approximately as of the date the Form S-4 is declared effective and one dated approximately as of the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         SECTION 5.3. Access to Information; Confidentiality.

               (a) Subject to the CDA and Applicable Laws, each of Thermo Electron and Fisher shall, and shall cause each of their respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of such party) and, during such period and subject to the CDA and Applicable Laws, each of Thermo Electron and Fisher shall, and shall cause each of their respective Subsidiaries to, make available to the other party (i) a copy of each material report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other material information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section
5.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

               (b) Each of Thermo Electron and Fisher will hold and keep confidential, and will cause their respective officers and employees and will direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the CDA.

         SECTION 5.4. Reasonable Best Efforts.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including all filings required under the HSR Act, with the Federal Trade Commission or the United States Department of Justice, all notifications and other filing required under the ECMR and any other necessary antitrust, competition or similar laws of any foreign jurisdiction, (ii) the obtaining of all necessary consents, approvals or waivers, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including promptly seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In furtherance of the foregoing, the parties shall cooperate and use reasonable best efforts to determine and agree upon, within two weeks of the date hereof, a list of those Governmental Entities in foreign jurisdictions to which it may be necessary or appropriate to submit any filings, notifications or registrations or take any other actions in connection with regulatory or legal requirements of such Governmental Entities relating to the transactions contemplated hereby; provided that the foregoing shall not affect or otherwise modify the closing conditions in Sections 6.1(b) and (c). Subject to Applicable Laws relating to the exchange of information, Fisher and Thermo Electron shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to Fisher and its Subsidiaries or Thermo Electron and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

               (b) Each of Thermo Electron and Fisher shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Entity. In that regard, each party shall without limitation: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other orally of) any communications from or with any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any proposed oral) communication with any such Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) not participate in any meeting or oral communication with any such Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate thereat, (iv) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement and the Merger, and (v) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Each of Thermo Electron and Fisher may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as "outside counsel only." Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (Thermo Electron or Fisher, as the case may be) or its legal counsel.

               (c) In connection with and without limiting the foregoing, Thermo Electron and Fisher shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

               (d) In connection with the filings referenced in Section 5.4(a) and (b), the parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Thermo Electron or Fisher to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, that would reasonably be expected to have a material adverse effect (measured on a scale relative to Thermo Electron in the case of Thermo Electron and Fisher in the case of Fisher) on either Thermo Electron or Fisher, respectively.

               (e) Fisher and its Subsidiaries shall, upon reasonable notice, provide, and shall cause their respective officers, employees and representatives to provide, all cooperation reasonably requested by Thermo Electron in connection with (i) the repayment, repurchase, redemption, defeasance, modification, refinancing, or assumption, of all rights, duties and obligations, contingent or otherwise, of Fisher and its Subsidiaries in respect of the

Fisher financings described in Section 5.4(e) of the Fisher Disclosure Schedule and (ii) the contemplated Thermo Electron financings identified in Section 5.4(e) of the Thermo Electron Disclosure Schedule; provided that, notwithstanding the foregoing, no request for cooperation or other assistance shall be required if it would unreasonably disrupt the business or operations of Fisher or any of its Subsidiaries.

         SECTION 5.5. Indemnification and Insurance.

               (a) From and after the Effective Time, Thermo Electron will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Fisher pursuant to any indemnification agreements between Fisher and its present or former directors, officers and employees in effect immediately prior to the Effective Time, subject to Applicable Laws. For at least six years after the Effective Time, Thermo Electron shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of Fisher and its Subsidiaries (the "Indemnified Parties") for any costs, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such Person is or was an officer, director or employee of Fisher or any of its Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time (including those related to this Agreement and the transactions contemplated hereby), and shall advance expenses in respect thereof, in each case, to the fullest extent permitted by Applicable Laws.

               (b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' and fiduciary liability insurance maintained by Fisher with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of Fisher only with respect to claims arising from facts or events which occurred at or before the Effective Time; and provided, further, that if the aggregate annual premiums for such policies at any time during such period will exceed 250% of the per annum premium rate paid by Fisher and its Subsidiaries as of the date hereof for such policies, then Thermo Electron shall be required to provide as much coverage as is then available at such annual premium.

               (c) Notwithstanding anything herein to the contrary and to the maximum extent permitted by Applicable Laws, if any claim, action, suit, proceeding or investigation is made or brought against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this
Section 5.5 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

               (d) If Thermo Electron, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Thermo Electron shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 5.5.

               (e) The provisions of this Section 5.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

         SECTION 5.6. Fees and Expenses. Except as set forth in this Section 5.6 and in Section 7.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Fisher and Thermo Electron shall bear and pay one-half of the costs and expenses incurred by Thermo Electron, Merger Sub or Fisher (other than attorneys' fees, accountants' fees and related expenses) in connection with (i) the filing, printing and mailing of the Form S-4 (including financial statements and exhibits), the Joint Proxy Statement (including SEC filing fees) and any preliminary materials related thereto and
(ii) the filings of the premerger notification and report forms under the HSR Act and any applicable antitrust, competition or similar laws of any foreign jurisdiction (including filing fees).

         SECTION 5.7. Public Announcements. Neither Fisher nor Thermo Electron shall, and neither Fisher nor Thermo Electron shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Thermo Electron, in the case of a proposed announcement or statement by Fisher, or Fisher, in the case of a proposed announcement or statement by Thermo Electron; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

         SECTION 5.8. Listing. Thermo Electron shall use reasonable best efforts to cause the Thermo Electron Common Stock issuable under Article II, and those shares of Thermo Electron Common Stock required to be reserved for issuance in connection with the Merger, to be authorized for listing on the NYSE, upon official notice of issuance.

         SECTION 5.9. Tax-Free Reorganization Treatment. Thermo Electron and Fisher hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Thermo Electron and Fisher intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify. Neither Thermo Electron, Merger Sub nor Fisher shall take any action, cause or permit any action to be taken, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

         SECTION 5.10. Conveyance Taxes. Fisher and Thermo Electron shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

         SECTION 5.11. Equity Awards and Employee Benefits.

               (a) Equity Awards. Fisher Options. At the Effective Time, each then outstanding Fisher Option, whether or not exercisable at the Effective Time, will be assumed by Thermo Electron. Subject to, and in accordance with, the terms of the applicable Fisher Stock Plan and option award agreement, each Fisher Option so assumed by Thermo Electron under this Agreement will otherwise continue to have, and be subject to, the same terms and conditions set forth in the applicable Fisher Option (including any applicable option award agreement or other document evidencing such Fisher Option) immediately prior to the Effective Time (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration of Fisher Options pursuant to any Fisher Benefit Plan or applicable option award agreement), except that (A) each Fisher Option, when exercisable, will be exercisable for that number of whole shares of Thermo Electron Common Stock equal to the product of the number of shares of Fisher Common Stock that were subject to such Fisher Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Thermo Electron Common Stock and (B) the per share exercise price for the shares of Thermo Electron Common Stock issuable upon exercise of such assumed Fisher Option will be equal to the quotient determined by dividing the exercise price per share of Fisher Common Stock of such Fisher Option by the Exchange Ratio, rounded up to the nearest whole cent.

                   (ii) Fisher Stock Unit Awards. At the Effective Time, each Fisher Stock Unit Award then outstanding shall be assumed by Thermo Electron. Subject to, and in accordance with, the terms of the applicable Fisher Stock Plan or Fisher Deferred Compensation Plan and any applicable award or other agreement, each Fisher Stock Unit Award shall be converted into the right to receive the number of shares of Thermo Electron Common Stock (or an amount in respect thereof for cash settled Fisher Stock Unit Awards) equal to the number of shares of Fisher Common Stock subject to the Fisher Stock Unit Award, multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of Thermo Electron Common Stock). Each Fisher Stock Unit Award shall have the same terms and conditions as were in effect immediately prior to the Effective Time, except that the performance conditions applicable to the vesting of the assumed Fisher Stock Unit Awards shall be deemed to have been satisfied effective as of the Closing Date, and such Fisher Stock Unit Awards (other than those granted under the Fisher 2005 Equity and Incentive Plan) that are evidenced by a Performance Based Restricted Stock Unit Purchase Agreement and which become vested and payable in accordance with their current terms upon a change in control transaction (for this purpose taking into account Section 5.11(e) hereof) (the holders of which and the related number of units are identified on a list which Fisher has delivered to Thermo Electron prior to the date hereof), shall instead vest and be settled in three equal increments on the first three anniversaries of the original grant date of the Fisher Stock Unit Award, subject to the holder's continued employment with Thermo Electron or the Surviving Corporation or their Subsidiaries as of each such vesting date, unless, following the Closing Date, the holder of the Fisher Stock Unit Award is terminated prior to the full vesting of the Fisher Stock Unit Award either without Cause or for Good Reason

      (as each such term is defined in Fisher's 2005 Equity and Incentive Plan), in which case the Fisher Stock Unit Award will vest immediately upon such termination of employment. Fisher Stock Unit Awards described in this
      Section 5.11(a)(ii) that vest upon a termination of employment as described in the previous sentence shall be settled upon the earliest date following the applicable vesting date which will not cause an imposition of any additional tax under Section 409A of the Code.

                   (iii) Fisher and Thermo Electron agree that prior to the Effective Time, Fisher shall, and shall be permitted under this Agreement, to take all corporate action necessary, including, but not limited to, amending any Fisher Option, Fisher Stock Unit Award or Fisher equity award agreement evidencing such award, or Fisher Stock Plan or Fisher Deferred Compensation Plan, (A) to effectuate the provisions of Section 5.11(a)(i) and Section 5.11(a)(ii) and (B) to the extent applicable, to preclude any automatic or formulaic grant of options, restricted shares or other awards thereunder on or after the date hereof other than pursuant to the Fisher Purchase Plan as in effect on the date hereof. From and after the Effective Time, all references to Fisher (other than any references relating to a "change in control" of Fisher) in each Fisher Stock Plan, Fisher Deferred Compensation Plan and in each agreement evidencing any Fisher Options or Fisher Stock Unit Awards shall be deemed to refer to Thermo Electron, unless Thermo Electron determines otherwise. As soon as reasonably practicable, but in no event later than ten business days following the Effective Time, Thermo Electron will (A) issue to each holder of an assumed Fisher Option or Fisher Stock Unit Award a document evidencing the foregoing assumption of such Fisher Option or Fisher Stock Unit Award by Thermo Electron, (B) issue appropriate notices setting forth such holders' rights pursuant to the assumed Fisher Options or Fisher Stock Unit Awards, and (C) issue appropriate notices to each holder of an assumed Fisher Option or Fisher Stock Unit Award setting forth the effect of the Merger on the Fisher Options or Fisher Stock Unit Awards. Prior to the Effective Time, Thermo Electron shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Thermo Electron Common Stock for delivery in connection with the exercise of the converted Fisher Options and Fisher Stock Unit Awards. The parties shall use their reasonable best efforts to ensure that the conversion of any Fisher Options which are intended to be "incentive stock options" (as defined in Section 422 of the Code) provided for in Section 5.11(a)(i) shall be effected in a manner consistent with Section 424(a) of the Code.

                   (iv) Within one business day of the Closing Date, Thermo Electron shall register the shares of Thermo Electron Common Stock subject to Fisher Options and Fisher Stock Unit Awards by filing an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Thermo Electron shall maintain the effectiveness of such registration statement or registration statements with respect thereto for so long as such awards remain outstanding. Following the Closing Date, Thermo Electron may grant equity awards under the Fisher Stock Plans, to the extent shares are available for grant under any such plan, in accordance with the mergers and acquisitions exemption to the equity compensation plan shareholder approval requirement under the NYSE rules.

                   (v) Notwithstanding the foregoing, Thermo Electron shall not be required to take any of the actions contemplated by this Section 5.11(a) if, and to the extent that, such action does not comply with the Applicable Law of any foreign jurisdiction.

               (b) Fisher shall terminate the Fisher Purchase Plan at least one full payroll period prior to the Effective Time. To the extent any offering period under the Fisher Purchase Plan is in progress prior to such termination, Fisher shall ensure that such offering period ends immediately prior to such termination, and that each participant's accumulated contributions for such offering period are applied towards the purchase of Fisher Common Stock immediately prior to such termination unless the participant has previously withdrawn from such offering period in accordance with the terms of such plan.

               (c) This Section 5.11(c) shall apply to each employee of Fisher or its Subsidiaries as of immediately prior to the Effective Time other than Represented Employees (as defined in Section 5.12) (the "Fisher Employees"). Following the Closing Date, and for two years thereafter, but in no event later than such time as a Fisher Employee ceases to be employed by or provide services to Thermo Electron or the Surviving Corporation or their Subsidiaries following the Effective Time, Thermo Electron shall provide, or cause to be provided, the Fisher Employees, benefits and compensation (other than stock options or other equity-based incentive plans, programs, agreements or arrangements) that in the aggregate are substantially no less favorable than the benefits provided, in the aggregate, to such individuals by Fisher and its Subsidiaries; it being understood that the Fisher Employees may commence participating in the Thermo Electron Benefit Plans on different dates following the Closing Date with respect to different Thermo Electron Benefit Plans. Thermo Electron shall give Fisher Employees full credit for purposes of eligibility, vesting, determination of the level of benefits and benefit accrual under any employee benefit plans or arrangements maintained by Thermo Electron or any Subsidiary for such Fisher Employees' service with Fisher and its Subsidiaries (and service with any predecessor, to the extent recognized by Fisher or its Subsidiaries) prior to the Closing Date, except to the extent that such crediting would result in duplication of benefits and provided that no prior service credit shall be recognized for purposes of (i) benefit accrual, level of pay credits and/or grandfathering under any defined benefit plan or (ii) post-retirement welfare benefits. Thermo Electron shall (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Fisher Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Fisher Employees immediately prior to the Closing Date, and (ii) provide each Fisher Employee with credit for any co-payments and deductibles paid under any Fisher Benefit Plan that provides healthcare benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any healthcare plans of Thermo Electron or the Surviving Corporation that such employees are eligible to participate in after the Effective Time to the same extent that such expenses were recognized under the comparable Fisher Benefit Plan.

               (d) Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of either party to terminate, any Fisher Employee for any reason or (ii) subject to the limitations and requirements specifically set forth in this Section 5.11, require either party to continue any Thermo Electron Benefit Plan or Fisher Benefit Plan or prevent the amendment, modification or termination thereof after the Effective Time.

               (e) Without limiting the generality of the foregoing, as of the Effective Time, Thermo Electron shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, change in control, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between Fisher or any Subsidiary and any director, officer or employee thereof and set forth in
Section 5.11(e) of the Fisher Disclosure Schedule (each a "Fisher Executive Agreement"); provided, that, nothing herein shall prevent Thermo Electron from amending any such agreement or plan in accordance with its terms, including such amendments as may be necessary to avoid the imposition of a tax under Section 409A of the Code. Fisher and Thermo Electron hereby agree that the occurrence of the Closing shall constitute a "Change in Control" for purposes of any Fisher Executive Agreement and all Fisher Benefit Plans and related trusts set forth in
Section 5.11(e) of the Fisher Disclosure Schedule.

               (f) Fisher shall be entitled to pay or provide for cash bonus payments in an aggregate amount not to exceed the amount set forth in Section 5.11(f) of the Fisher Disclosure Schedule, to such individuals, in such amounts and upon such terms and conditions as Fisher may determine consistent with such schedule.

               (g) As soon as practicable following the date hereof (but in any event within 30 days hereof), the Board of Directors of Thermo Electron shall, in consultation with Fisher and with Fisher's approval (which shall not be unreasonably withheld), establish a long-term incentive compensation program for Thermo Electron senior management, which awards shall provide each such employee with unvested long-term incentive compensation that is comparable in aggregate value to the currently unvested (but with accelerated vesting upon the consummation of the transactions contemplated by this Agreement) equity-based and other long-term incentive compensation that is now held by such employee.

               (h) Following the date hereof, but in no event later that 30 days following the date hereof, Fisher shall take action with respect to the plan identified in Section 5.11(h) of the Fisher Disclosure Schedule in the manner set forth in such Schedule.

         SECTION 5.12. Honoring of Collective Bargaining Agreements; Represented Employees. With respect to any continuing employee whose terms and conditions of employment are governed by any of the collective bargaining agreements listed on
Section 3.1(h)(ii) of the Fisher Disclosure Schedule (each a "Represented Employee"), Thermo Electron agrees to honor or cause to be honored the collective bargaining agreements listed on Section 3.1(h)(ii) of the Fisher Disclosure Schedule as of the Closing Date and to continue all terms and conditions of employment applicable to such Represented Employees under their respective collective bargaining agreements through the expiration, modification or termination of such agreements in conformity with Applicable Law.

         SECTION 5.13. Affiliates. Fisher shall use its reasonable efforts to cause each Person who is, in Fisher's reasonable judgment, an "affiliate" of Fisher within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145 Affiliates") to deliver to Thermo Electron, as soon as reasonably practicable and in any event prior to the meeting of Fisher stockholders to be held pursuant to Section 5.1(b), a written agreement substantially in the form attached as Exhibit 5.13. Thermo Electron shall be entitled to place appropriate legends

(reasonably acceptable to Fisher) on the certificates evidencing any shares of Thermo Electron Common Stock to be received by Rule 145 Affiliates in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Thermo Electron Common Stock (provided, that such legends or stop transfer instructions shall be removed, one year after the Effective Time, upon the request of any holder of shares of Thermo Electron Common Stock issued in the Merger if such holder is not then a Rule 145 Affiliate).

         SECTION 5.14. Notification of Certain Matters. Thermo Electron shall give prompt notice to Fisher and Fisher shall give prompt notice to Thermo Electron, as the case may be, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would reasonably be expected to cause (a)(i) any representation or warranty of such party contained in this Agreement that is qualified as to "materiality" or "Material Adverse Effect" to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement that is not qualified as to "materiality" or "Material Adverse Effect" to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Thermo Electron and the Merger Sub or Fisher, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In addition, Thermo Electron shall give prompt notice to Fisher and Fisher shall give prompt notice to Thermo Electron, as the case may be, of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on such party and its Subsidiaries, taken as a whole, or which would reasonably be expected to result in the failure of any of the conditions set forth in Article VI to be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.14 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

         SECTION 5.15. Section 16 Matters. Prior to the Effective Time, each of Thermo Electron and Fisher shall use their reasonable best efforts to take all such steps as may be required (to the extent permitted under Applicable Laws) to cause any dispositions of Fisher Common Stock (including derivative securities) or acquisitions of Thermo Electron Common Stock (including derivative securities with respect to Thermo Electron Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Fisher to be exempt under Rule 16b-3 promulgated under the Exchange Act.

         SECTION 5.16. State Takeover Laws. Prior to the Effective Time, neither Fisher nor Thermo Electron shall take any action to render inapplicable, or to exempt any third Person from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock unless (i) required to do so by order of a court of competent jurisdiction or (ii) Thermo Electron's or Fisher's Board of Directors, as the case may be, has concluded in good faith, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its Board of Directors' fiduciary obligations to their stockholders, respectively, under Applicable Laws.

         SECTION 5.17. Reservation of Thermo Electron Common Stock. Effective at or prior to the Effective Time, Thermo Electron shall reserve (free from preemptive rights) out of its reserved but unissued or treasury shares of Thermo Electron Common Stock, for the purposes of effecting the conversion of the issued and outstanding shares of Fisher Common Stock pursuant to this Agreement, sufficient shares of Thermo Electron Common Stock to provide for such conversion as well as the issuance of Thermo Electron Common Stock upon the exercise or settlement of Fisher Options and Fisher Stock Unit Awards assumed by Thermo Electron under Section 5.11.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

         SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

               (a) Stockholder Approvals. Each of the Thermo Electron Stockholder Approval and the Fisher Stockholder Approval shall have been obtained.

               (b) Antitrust Waiting Periods. The waiting periods (and any extensions thereof) and any approvals applicable to the Merger under (i) the HSR Act, and (ii) the ECMR shall have been terminated or shall have expired or shall have been obtained, as applicable.

               (c) Consents and Approvals. Other than the expirations and approvals required by Section 6.1(b), all filings with, and all consents, approvals and authorizations of, any Governmental Entity required to be made or obtained by Thermo Electron, Fisher or any of their respective Subsidiaries to consummate the Merger shall have been obtained, other than such consents, approvals and authorizations the failure of which to be made or obtained would not, individually or in the aggregate, have a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole, or Thermo Electron and its Subsidiaries, taken as a whole, respectively (determined, for purposes of this clause, after giving effect to the Merger).

               (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect that makes illegal or prohibits the consummation of the transactions contemplated by this Agreement.

               (e) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of Thermo Electron and Fisher to their stockholders, respectively, and no stop order or proceedings seeking a stop order shall have been initiated or, to the Knowledge of Thermo Electron or Fisher, threatened by the SEC.

               (f) Listing. The shares of Thermo Electron Common Stock issuable to the stockholders of Fisher as provided for in Article II shall have been authorized for listing on the NYSE upon official notice of issuance.

         SECTION 6.2. Conditions to Obligations of Fisher. The obligation of Fisher to effect the Merger is further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

               (a) Representations and Warranties. The representations and warranties of Thermo Electron and Merger Sub set forth herein shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein (other than the representation set forth in Section 3.2(f)(ii), which shall be read with the Material Adverse Effect qualification)) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein (other than the representation set forth in Section 3.2(f)(ii), which shall be read with the Material Adverse Effect qualification)) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Thermo Electron and its Subsidiaries, taken as a whole.

               (b) Performance of Obligations of Thermo Electron and Merger Sub. Each of Thermo Electron and Merger Sub shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

               (c) No Material Adverse Effect. No Material Adverse Effect of Thermo Electron and its Subsidiaries, taken as a whole, shall have occurred since the date of this Agreement and be continuing.

               (d) Officer's Certificate. Fisher shall have received an officer's certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Thermo Electron to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) have been satisfied.

               (e) Tax Opinion. Fisher shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, LLP ("Fisher's Counsel"), in form and substance reasonably satisfactory to Fisher, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Fisher's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Fisher, Thermo Electron and others, reasonably satisfactory in form and substance to such counsel.

         SECTION 6.3. Conditions to Obligations of Thermo Electron and Merger Sub. The obligations of Thermo Electron and Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

               (a) Representations and Warranties. The representations and warranties of Fisher set forth herein shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein (other than the representation set forth in Section 3.1(f)(ii), which shall be read with the Material Adverse Effect qualification)) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein (other than the representation set forth in Section 3.1(f)(ii), which shall be read with the Material Adverse Effect qualification)) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Fisher and its Subsidiaries, taken as a whole.

               (b) Performance of Obligations of Fisher. Fisher shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

               (c) No Material Adverse Effect. No Material Adverse Effect of Fisher and its Subsidiaries, taken as a whole, shall have occurred since the date of this Agreement and be continuing.

               (d) Officer's Certificate. Thermo Electron shall have received an officer's certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Fisher to the effect that the conditions set forth in Sections 6.3(a), (b) and (c) have been satisfied.

               (e) Tax Opinion. Thermo Electron shall have received an opinion of Wachtell, Lipton, Rosen & Katz ("Thermo Electron's Counsel"), in form and substance reasonably satisfactory to Thermo Electron, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Thermo Electron's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Thermo Electron, Fisher and others, reasonably satisfactory in form and substance to such counsel.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Thermo Electron or Fisher:

               (a) by mutual written consent of Fisher and Thermo Electron, if the Board of Directors of each so determines;

               (b) by written notice of either Fisher or Thermo Electron (as authorized by the Board of Directors of Fisher or Thermo Electron, as applicable):

                   (i) if the Merger shall not have been consummated by 365 days from the date of this Agreement (the "Outside Date");

                   (ii) if a Governmental Entity that is of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling or taken any other action (including the failure to have taken an action), having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

                   (iii) if the Fisher Stockholder Approval shall not have been obtained at the Fisher Stockholders' Meeting, or at any adjournment or postponement thereof, at which the vote to obtain the Fisher Stockholder Approval was taken; or

                   (iv) if the Thermo Electron Stockholder Approval shall not have been obtained at the Thermo Electron Stockholders' Meeting, or at any adjournment or postponement thereof, at which the vote to obtain the Thermo Electron Stockholder Approval was taken;

               (c) by Fisher (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of Thermo Electron set forth in this Agreement, or if any representation or warranty of Thermo Electron shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within 10 days after written notice thereof shall have been received by Thermo Electron;

               (d) by Thermo Electron (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of Fisher set forth in this Agreement, or if any representation or warranty of Fisher shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within 10 days after written notice thereof shall have been received by Fisher;

               (e) by Fisher (as authorized by its Board of Directors) if the Board of Directors of Thermo Electron, for any reason, (i) shall have failed to recommend in the Joint Proxy Statement a vote in favor of the Stock Issuance and the Charter Amendment, or (ii) in a manner adverse to Fisher, (x) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by such Board of Directors in favor of the Stock Issuance and the Charter Amendment to Thermo Electron's stockholders, (y) taken any public action or made any public statement in connection with the meeting of Thermo Electron stockholders to be held pursuant to Section 5.1(b), inconsistent with such recommendation or (z) recommended any Alternative Transaction (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof; or

               (f) by Thermo Electron (as authorized by its Board of Directors) if the Board of Directors of Fisher, for any reason, (i) shall have failed to recommend in the Joint Proxy Statement the approval and adoption of this Agreement and the Merger, or (ii) in a manner adverse to Thermo Electron, (x) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by such Board of Directors in favor of the approval and adoption of this Agreement and the Merger to Fisher's stockholders, (y) taken any public action or made any public statement in connection with the meeting of Fisher stockholders to be held pursuant to Section 5.1(b), inconsistent with such recommendation or (z) recommended any Alternative Transaction (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof.

         SECTION 7.2. Effect of Termination and Payment.

               (a) In the event of termination of this Agreement as provided in
Section 7.1 hereof and the payment of a Thermo Electron Termination Fee or Fisher Termination Fee, if any, this Agreement shall forthwith become void and have no effect and there shall be no liability of any nature whatsoever on the part of any of the parties, except (i) as set forth in Sections 5.3(b), 5.6, this Section 7.2, as well as Article VIII (other than Section 8.1) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (ii) that nothing herein shall relieve any party from any further liability for any willful or intentional breach of any representation, warranty, covenant or agreement of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the CDA, all of which obligations shall survive termination of this Agreement in accordance with their terms. Subject to the foregoing provisions of this Section 7.2(a), payments made pursuant to this Section 7.2 shall be in addition to any other rights, remedies and relief of the parties hereto or with respect to the subject matter of this Agreement.

               (b) Thermo Electron shall pay Fisher, by wire transfer of immediately available funds, the sum of $200 million (the "Thermo Electron Termination Fee") if this Agreement is terminated as follows:

                   (i) if Fisher shall terminate this Agreement pursuant to
      Section 7.1(e), then Thermo Electron shall pay the Thermo Electron Termination Fee on the business day following such termination;

                   (ii) if either party shall terminate this Agreement pursuant to (A) Section 7.1(b)(i) and at the time of such termination the Thermo Electron Stockholder Approval has not been obtained, or (B) Section 7.1(b)(iv), or Fisher shall terminate this Agreement pursuant to Section 7.1(c), and in each such case at any time after the date of this Agreement and before such termination an Alternative Transaction Proposal with respect to Thermo Electron shall have been publicly proposed or publicly disclosed or, solely in the case of a termination under Section 7.1(c), otherwise communicated to the senior management or Board of Directors of Thermo Electron, and within 12 months of the date of such termination of this Agreement, Thermo Electron or any of its Subsidiaries executes any definitive agreement with respect to, or consummates any Alternative Transaction, then Thermo Electron shall pay the Thermo Electron Termination Fee upon the date of such execution or consummation (it being understood that in no event shall Thermo Electron be required to pay the fee referred to in this Section 7.2(b) on more than one occasion).

If Thermo Electron fails to pay all amounts due to Fisher on the dates specified, then Thermo Electron shall pay all costs and expenses (including legal fees and expenses) incurred by Fisher in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Fisher.

               (c) Fisher shall pay Thermo Electron, by wire transfer of immediately available funds, the sum of $300 million (the "Fisher Termination Fee") if this Agreement is terminated as follows:

                   (i) if Thermo Electron shall terminate this Agreement pursuant to Section 7.1(f) then Fisher shall pay the Fisher Termination Fee on the business day following such termination;

                   (ii) if either party shall terminate this Agreement pursuant to (A) Section 7.1(b)(i) and at the time of such termination the Fisher Stockholder Approval has not been obtained, or (B) Section 7.1(b)(iii), or Thermo Electron shall terminate this Agreement pursuant to Section 7.1(d), and in each such case at any time after the date of this Agreement and before such termination an Alternative Transaction Proposal with respect to Fisher shall have been publicly proposed or publicly disclosed or, solely in the case of a termination under Section 7.1(d), otherwise communicated to the senior management or Board of Directors of Fisher, and within 12 months of the date of such termination of this Agreement, Fisher or any of its Subsidiaries executes any definitive agreement with respect to, or consummates any Alternative Transaction, then Fisher shall pay the Fisher Termination Fee upon the date of such execution or consummation (it being understood that in no event shall Fisher be required to pay the fee referred to in this Section 7.2(c) on more than one occasion).

If Fisher fails to pay all amounts due to Thermo Electron on the dates specified, then Fisher shall pay all costs and expenses (including legal fees and expenses) incurred by Thermo Electron in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Thermo Electron.

         SECTION 7.3. Amendment. Subject to compliance with Applicable Laws, this Agreement may be amended by the parties at any time before or after the Thermo Electron Stockholder Approval or the Fisher Stockholder Approval; provided, however, that after the occurrence of either the Fisher Stockholder Approval or the Thermo Electron Stockholder

Approval there may not be, without further approval of the stockholders of Fisher and Thermo Electron, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Fisher Common Stock hereunder, or which by Applicable Laws otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties' respective Boards of Directors or a duly designated committee thereof.

         SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the proviso of Section 7.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         SECTION 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

         SECTION 8.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)   if to Fisher to:

               Fisher Scientific International, Inc.
               One Liberty Lane
               Hampton, New Hampshire  03842
               Fax:  (603) 929-2379
               Attention:  Sarah McConnell
         with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Times Square
               New York, NY  10036
               Fax:  (917) 777-3860
               Attention:  Ralph Arditi

         (b)   if to Thermo Electron or Merger Sub, to:

               Thermo Electron Corporation
               81 Wyman Street
               Waltham, Massachusetts  02454
               Fax:  (781) 622-1207
               Attention:  Seth Hoogasian

          with a copy to:

               Wachtell, Lipton, Rosen & Katz
               51 W. 52nd Street
               New York, NY  10019
               Fax:  (212) 403-2000
               Attention:  Craig M. Wasserman


         SECTION 8.3. Definitions. For purposes of this Agreement:

               (a) An "Affiliate" of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

               (b) An "Alternative Transaction" means any (i) transaction pursuant to which any Person (or group of Persons), directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of Fisher Common Stock or Thermo Electron Common Stock, as applicable, or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from Fisher or Thermo Electron or pursuant to a tender offer or exchange offer or otherwise (provided that, for purposes of "Alternative Transaction" as such term is used in Sections 7.2(b)(ii) and 7.2(c)(ii), the reference to "20%" in this clause (i) shall be substituted with "25%" in the case of any acquisition by a Person or affiliated group of Persons, or "38.5%" in the case of an aggregated acquisition by an unaffiliated group of Persons in a widely dispersed offering),
(ii) transaction pursuant to which any Person (or group of Persons) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Fisher or Thermo Electron, as applicable, and securities of the entity surviving any merger or business combination including any of Fisher's or Thermo Electron's Subsidiaries) of Fisher or Thermo

Electron, or any of their respective subsidiaries representing more than 20% of the fair market value of all of the assets, net revenues or net income of Fisher and its Subsidiaries, taken as a whole, or Thermo Electron and its Subsidiaries, taken as a whole, as applicable, immediately prior to such transaction, or (iii) other merger, share exchange, consolidation, business combination, recapitalization or similar transaction (other than the Merger) involving Fisher or Thermo Electron or any of their respective subsidiaries, as applicable, as a result of which the holders of shares of Fisher Common Stock or Thermo Electron Common Stock, respectively, immediately prior to such transaction would not, in the aggregate, own more than 61.5% of each of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof, in each case other than the transactions contemplated by this Agreement;

               (c) "Contract" shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect;

               (d) "Environmental Laws" means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., ss. 136 et seq., Occupational Safety and Health Act 29 U.S.C. ss. 651 et seq., the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq., and the Endangered Species Act (16 U.S.C. ss. 1531 et seq.) as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes;

               (e) "Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date;

               (f) "Hazardous Materials" means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws including, but not limited to, petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls;

               (g) "Intellectual Property" shall mean trademarks, service marks, trade names, brand names, certification marks, designs, logos and slogans, commercial symbols, business name registrations, domain names, trade dress and other indications of origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and biological materials, whether patentable or not and whether or not reduced to practice, in any domestic or foreign jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations-in-part, reissues and renewal applications), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any such jurisdiction; research and development data (including without limitation the results of research into and development of drug or biologic-based products and drug delivery systems), formulae, know-how, proprietary processes, algorithms, models and methodologies, technical information, designs, procedures, laboratory notebooks, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any Person; writings and other works of authorship of any type (including the content contained on any web site), whether copyrightable or not, in any such jurisdiction; computer software (whether in source code or object code form), databases, compilations and data; and registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights;

               (h) "Knowledge" means, with respect to Fisher, the actual knowledge of the individuals listed on Section 8.3(h) of the Fisher Disclosure Schedule and, with respect to Thermo Electron, the actual knowledge of the individuals listed on Section 8.3(h) of the Thermo Electron Disclosure Schedule;

               (i) "Material Adverse Effect" means, when used with respect to Thermo Electron or Fisher and their respective Subsidiaries, any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect") that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably expected (i) to be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, condition (financial or otherwise) or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) to impair in any material respect the ability of such party to perform its obligations under this Agreement or prevent or materially delay the consummation by such party of any of the transactions contemplated hereby; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on any party and such party's respective Subsidiaries, taken as a whole: (A) events or circumstances generally affecting the industry in which Thermo Electron and Fisher operate, and which do not have a materially disproportionate effect on Thermo Electron or Fisher, as the case may be, (B) U.S. or global economic conditions, or (C) the execution, delivery, announcement or performance of this Agreement or the consummation of any transaction contemplated hereby or (D) changes in Applicable Laws or GAAP;

               (j) "Multiemployer Plan" means a "multiemployer pension plan," as that term is defined in Section 3(37) of ERISA;

               (k) "Permitted Liens" means (i) mechanics', carriers', workers' or repairmen's liens arising in the ordinary course of business and securing payments or obligations that are not delinquent, (ii) Liens for Taxes, assessments and other similar governmental charges which are not due and payable and (iii) Liens that arise under zoning, land use and other similar laws and other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto as presently used;

               (l) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

               (m) a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body is (or, if there are no such voting interests, more than 50% of the equity interests of which are) owned directly or indirectly by such first Person.

         SECTION 8.4. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term                                                                  Section
----                                                                  -------

Agreement....................................................        Preamble
Alternative Transaction Proposal.............................          4.2(a)
Applicable Laws..............................................      3.1(g)(ii)
Approval.....................................................      3.1(i)(ii)
Benefit Plans................................................       3.1(i)(i)
CDA..........................................................          4.2(a)
Certificate of Merger........................................             1.3
Certificates.................................................          2.2(b)
Charter Amendment............................................       3.2(c)(i)
Closing......................................................             1.2
Closing Date.................................................             1.2
Code.........................................................        Recitals
Continuing Fisher Directors..................................             1.8
Continuing Thermo Electron Directors.........................             1.8
DGCL.........................................................        Recitals
ECMR.........................................................    3.1(c)(v)(A)
Effect.......................................................          8.3(i)
Effective Time...............................................             1.3
ERISA........................................................       3.1(i)(i)
ERISA Affiliate..............................................       3.1(i)(v)

Exchange Act................................................. 3.1(c)(v)(B)(2)
Exchange Agent...............................................          2.2(a)
Exchange Fund................................................          2.2(a)
Exchange Ratio...............................................          2.1(a)
FDA..........................................................       3.1(g)(i)
FDCA.........................................................       3.1(g)(i)
Fisher.......................................................        Preamble
Fisher Balance Sheet.........................................      3.1(d)(iv)
Fisher Benefit Plans.........................................       3.1(i)(i)
Fisher By-Laws...............................................      3.1(a)(ii)
Fisher Charter...............................................      3.1(a)(ii)
Fisher Common Stock..........................................             2.1
Fisher Convertible Debentures................................       3.1(b)(i)
Fisher Deferred Compensation Plans...........................       3.1(b)(i)
Fisher Disclosure Schedule...................................             3.1
Fisher Employees.............................................         5.11(c)
Fisher Executive Agreement...................................         5.11(e)
Fisher Foreign Plan..........................................      3.1(i)(ix)
Fisher Leased Real Property..................................          3.1(s)
Fisher Material Contract.....................................       3.1(r)(i)
Fisher Material Subsidiaries.................................     3.1(a)(iii)
Fisher Option................................................          2.1(c)
Fisher Organizational Documents..............................      3.1(a)(ii)
Fisher Owned Real Property...................................          3.1(s)
Fisher Permits...............................................       3.1(g)(i)
Fisher Preferred Stock.......................................       3.1(b)(i)
Fisher Purchase Plan.........................................          2.1(d)
Fisher Rights Agreement......................................       4.1(a)(i)
Fisher SEC Documents.........................................       3.1(d)(i)
Fisher Stockholder Approval..................................        Recitals
Fisher Stockholders' Meeting.................................          5.1(b)
Fisher Stock Plans...........................................       3.1(b)(i)
Fisher Stock Unit Awards.....................................          2.1(d)
Fisher Subsidiary Organizational Documents...................      3.1(a)(ii)
Fisher Termination Fee.......................................          7.2(c)
Fisher's Counsel.............................................          6.2(e)
Form S-4.....................................................          3.1(e)

Funded Retirement Plan.......................................       3.1(i)(v)
GAAP.........................................................     3.1(d)(iii)
Goldman......................................................          3.1(p)
Governmental Entity..........................................       3.1(c)(v)
HSR Act......................................................    3.1(c)(v)(A)
Indemnified Parties..........................................          5.5(a)
IRS..........................................................       3.1(i)(i)
Joint Proxy Statement........................................ 3.1(c)(v)(B)(1)
Lazard.......................................................          3.1(p)
Lehman Brothers..............................................          3.2(p)
Liens........................................................     3.1(a)(iii)
Merger.......................................................        Recitals
Merger Consideration.........................................          2.1(a)
Merger Sub...................................................        Preamble
NLRB.........................................................   3.1(h)(ii)(C)
NYSE.........................................................          2.1(d)
Outside Date.................................................       7.1(b)(i)
Recommendations..............................................        Recitals
Representatives..............................................          4.2(a)
Represented Employee.........................................            5.12
Rothschild, Inc..............................................          3.2(p)
Rule 145 Affiliates..........................................            5.13
SEC..........................................................    3.1(c)(v)(B)
Securities Act...............................................       3.1(d)(i)
SOX..........................................................       3.1(d)(i)
Stock Issuance...............................................       3.2(c)(i)
Surviving Corporation........................................             1.1
Tax Authority................................................      3.1(j)(xi)
Tax Return...................................................      3.1(j)(xi)
Taxes........................................................      3.1(j)(xi)
Thermo Electron..............................................        Preamble
Thermo Electron Balance Sheet................................      3.2(d)(iv)
Thermo Electron Benefit Plans................................       3.2(i)(i)
Thermo Electron By-Laws......................................      3.2(a)(ii)
Thermo Electron Charter......................................      3.2(a)(ii)
Thermo Electron Common Stock.................................          2.1(a)
Thermo Electron Convertible Debentures.......................    3.2(b)(i)(D)

Thermo Electron Disclosure Schedule..........................             3.2
Thermo Electron Foreign Plan.................................      3.2(i)(ix)
Thermo Electron Leased Real Property.........................          3.2(s)
Thermo Electron Material Contract............................       3.2(r)(i)
Thermo Electron Material Subsidiaries........................     3.2(a)(iii)
Thermo Electron Options......................................    3.2(b)(i)(E)
Thermo Electron Organizational Documents.....................      3.2(a)(ii)
Thermo Electron Owned Real Property..........................          3.2(s)
Thermo Electron Permits......................................       3.2(g)(i)
Thermo Electron Preferred Stock..............................       3.2(b)(i)
Thermo Electron Purchase Plan................................      3.2(b)(ii)
Thermo Electron Restricted Stock.............................    3.2(b)(i)(A)
Thermo Electron Restricted Stock Units.......................    3.2(b)(i)(E)
Thermo Electron Rights Agreement.............................      4.1(a)(ii)
Thermo Electron SEC Documents................................       3.2(d)(i)
Thermo Electron Stock Plans..................................    3.2(b)(i)(A)
Thermo Electron Stockholder Approval.........................        Recitals
Thermo Electron Stockholders' Meeting........................          5.1(b)
Thermo Electron Subsidiary Organizational Documents..........      3.2(a)(ii)
Thermo Electron Termination Fee..............................          7.2(b)
Thermo Electron's Counsel....................................          6.3(e)
Voting Debt..................................................     3.1(b)(iii)
WARN Act.....................................................       3.1(h)(i)

         SECTION 8.5. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

         SECTION 8.6. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 8.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the CDA and the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and neither party is relying on any other oral or written representation, agreement or understanding and (b) except for the provisions of Section 5.5 (which are intended to benefit the Indemnified Parties, including Indemnified Parties who or which are not parties hereto), is not intended to confer upon any Person other than the parties any rights or remedies.

         SECTION 8.8. Governing Law. This Agreement and any disputes arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof, except to the extent that the DGCL applies to the Merger or the Delaware General Corporation Law applies to the Charter Amendment.

         SECTION 8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 8.10. Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of New York or a New York state court.

         SECTION 8.11. Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Laws in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 8.13. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 8.14. Waiver of Jury Trial. EACH OF THERMO ELECTRON, MERGER SUB AND FISHER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THERMO ELECTRON, MERGER SUB OR FISHER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

         SECTION 8.15. Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity.

                  [Remainder of Page Intentionally Left Blank.]

         IN WITNESS WHEREOF, Fisher, Thermo Electron and Merger Sub have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized, all as of the date first written above.

                                FISHER SCIENTIFIC INTERNATIONAL INC.


                                By: /s/ Paul M. Meister
                                    ------------------------------
                                    Name:  Paul M. Meister
                                    Title: Vice Chairman


                                THERMO ELECTRON CORPORATION


                                By: /s/ Marijn E. Dekkers
                                    ------------------------------
                                    Name:  Marijn E. Dekkers
                                    Title: President and Chief Executive Officer


                                TRUMPET MERGER CORPORATION


                                By: /s/ Seth H. Hoogasian
                                    ------------------------------
                                    Name:  Seth H. Hoogasian
                                    Title: President